Exhibit 10.1

EXECUTION COPY

$1,455,000,000

CREDIT AGREEMENT

among

GNC CORPORATION,

GENERAL NUTRITION CENTERS, INC.,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

GOLDMAN SACHS BANK USA,
as Syndication Agent

DEUTSCHE BANK SECURITIES INC.

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of November 26, 2013

(amending and restating the Credit Agreement dated as of March 4, 2011, as amended)

J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger

J.P. MORGAN SECURITIES LLC,
GOLDMAN SACHS BANK USA,
DEUTSCHE BANK SECURITIES INC. and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Book-Running Managers

i

3.2	No Change	86
3.3	Corporate Existence; Compliance with Law	86
3.4	Organizational Power; Authorization; Enforceable Obligations	86
3.5	No Legal Bar	86
3.6	No Material Litigation	87
3.7	No Default	87
3.8	Ownership of Property; Liens	87
3.9	Intellectual Property	87
3.10	Taxes	87
3.11	Federal Regulations	88
3.12	ERISA	88
3.13	Investment Company Act	88
3.14	Restricted Subsidiaries	88
3.15	Use of Proceeds	89
3.16	Environmental Matters	89
3.17	Accuracy of Information, etc.	90
3.18	Security Documents	90
3.19	Solvency	91
3.20	Patriot Act	91
3.21	Anti-Corruption Laws and Sanctions	91

SECTION 4. CONDITIONS PRECEDENT		91

4.1	Conditions to Initial Extension of Credit	91
4.2	Conditions to Each Extension of Credit	93

SECTION 5. AFFIRMATIVE COVENANTS		94

5.1	Financial Statements	94
5.2	Certificates; Other Information	95
5.3	Payment of Obligations	97
5.4	Conduct of Business and Maintenance of Existence, etc.	98
5.5	Maintenance of Property; Insurance	98
5.6	Inspection of Property; Books and Records; Discussions	98
5.7	Notices	99
5.8	Environmental Laws	99
5.9	[Reserved]	100
5.10	Additional Collateral, etc.	100
5.11	Use of Proceeds	101
5.12	Further Assurances	101
5.13	Maintenance of Ratings	102
5.14	Post-Closing Obligations	102
5.15	Designation of Subsidiaries	102

SECTION 6. NEGATIVE COVENANTS		103

6.1	Financial Condition Covenant	103

6.2	Limitation on Indebtedness	103
6.3	Limitation on Liens	107
6.4	Limitation on Fundamental Changes	111
6.5	Limitation on Disposition of Property	112
6.6	Limitation on Restricted Payments	113
6.7	[Reserved]	117
6.8	Limitation on Investments	117
6.9	Limitation on Optional Payments and Modifications of Junior Material Debt Instruments, etc.	120
6.10	Limitation on Transactions with Affiliates	121
6.11	Limitation on Sales and Leasebacks	122
6.12	Limitation on Changes in Fiscal Periods	122
6.13	Limitation on Negative Pledge Clauses	122
6.14	Limitation on Restrictions on Restricted Subsidiary Distributions	123
6.15	Limitation on Lines of Business	124
6.16	Limitation on Activities of Parent	124
6.17	Use of Proceeds	124

SECTION 7. EVENTS OF DEFAULT		124

7.1	Events of Default	124
7.2	Right to Cure	129

SECTION 8. THE AGENTS		130

8.1	Appointment	130
8.2	Delegation of Duties	130
8.3	Exculpatory Provisions	131
8.4	Reliance by Administrative Agent	131
8.5	Notice of Default	131
8.6	Non-Reliance on Agents and Other Lenders	132
8.7	Indemnification	132
8.8	Agent in Its Individual Capacity	133
8.9	Successor Administrative Agent	133
8.10	Co-Documentation Agents, Syndication Agent and Arranger	133

SECTION 9. MISCELLANEOUS		133

9.1	Notices	133
9.2	Waivers; Amendments	135
9.3	Expenses; Indemnity; Damage Waiver	137
9.4	Successors and Assigns	139
9.5	Survival	143
9.6	Counterparts; Integration; Effectiveness	144
9.7	Severability	144
9.8	Right of Setoff	144
9.9	Governing Law; Jurisdiction; Consent to Service of Process	144

9.10	WAIVER OF JURY TRIAL	145
9.11	Headings	145
9.12	Confidentiality	145
9.13	USA PATRIOT Act	147
9.14	Release of Liens and Guarantees	147
9.15	No Fiduciary Duty	148
9.16	Interest Rate Limitation	148
9.17	Amendment and Restatement	149

ANNEXES:

A	Pricing Grid
B	Existing Letters of Credit

SCHEDULES:

1.1	Mortgaged Property
2.1	Lenders
3.4	Consents, Authorizations, Filings and Notices
3.14(a)	Restricted Subsidiaries
3.14(b)	Agreements Related to Capital Stock
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.8(p)	Existing Investments
6.10	Affiliate Transactions
6.13	Existing Negative Pledge Clauses

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Legal Opinion of McGuire Woods LLP
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swingline Note
H-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships)
H-2	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships)
H-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships)
H-4	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships)
I	Form of Borrowing Request

v

CREDIT AGREEMENT, dated as of November 26, 2013, among GNC CORPORATION, a Delaware corporation (“Parent”), GENERAL NUTRITION CENTERS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), GOLDMAN SACHS BANK USA, as syndication agent (in such capacity, the “Syndication Agent”), DEUTSCHE BANK SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as co-documentation agents (in such capacity, the “Co-Documentation Agents”) and JPMORGAN CHASE BANK, N.A., as administrative agent (together with its successors in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

1.             The Borrower is a party to the Credit Agreement, dated as of March 4, 2011, among Parent, the Borrower, the several banks and other financial institutions or entities parties thereto as lenders, JPMorgan Chase Bank N.A., as administrative agent, and the other parties thereto (as amended, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”).

2.             The Borrower desires to amend and restate the Existing Credit Agreement pursuant to this Agreement.  All indebtedness, obligations and liabilities, as amended and restated hereby, and all Liens existing under the Existing Credit Agreement and other Loan Documents (as defined in the Existing Credit Agreement) will continue in full force and effect, uninterrupted and unimpaired, as amended as set forth herein and in the Loan Documents delivered or otherwise continued in connection herewith.

3.             The Borrower has requested that the Lenders, the Co-Documentation Agents, the Administrative Agent and the Syndication Agent enter this Agreement in order to make available to the Borrower the credit facilities of up to $1,480,000,000 described herein on the terms and conditions set forth herein, consisting of (a) a revolving credit facility of up to $130,000,000 and (b) a $1,350,000,000 tranche B term loan facility.

The parties hereto hereby agree to amend and restate the Existing Credit Agreement as follows:

SECTION 1.           DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lenders”: any Eligible Assignee that makes an Incremental Term Loan or Replacement Term Loan or extends commitments to the Revolving Credit Facility pursuant to Section 2.24 or 2.25.

“Adjusted LIBO Rate”:  with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to Eurodollar Loans that are Tranche B Term Loans, 0.75%.

 “Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: any Affiliate of Parent other than (i) Parent or any Subsidiary of Parent and (ii) any natural Person.

“Affiliated Lender Assignment and Assumption”: as defined in Section 9.4(g).

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented, replaced or otherwise modified from time to time.

“Alternate Base Rate”:  for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0% and (d) with respect to ABR Loans that are Tranche B Term Loans, 1.75%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	ABR Loans	Eurodollar Loans

Revolving Credit Facility (including Swingline Loans)	1.25%	2.25%
Tranche B Term Loan Facility	1.50%	2.50%

provided, that on and after the first Adjustment Date occurring after the completion of the fiscal quarter of the Borrower in which the Closing Date occurs, the Applicable Margins with respect to Revolving Credit Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Applicable Percentage”: with respect to any Lender, the percentage of the Total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment.  If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Applicable Percentages shall be adjusted appropriately, as determined by the Administrative Agent, in accordance with Section 2.23(c) to disregard the Revolving Credit Commitment of Defaulting Lenders.

“Application”:  an application, in such form as an Issuing Bank may specify from time to time, requesting an Issuing Bank to issue a Letter of Credit.

“Approved Fund”:  any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger”:  J.P. Morgan Securities LLC.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property pursuant to clause (d)(ii) (solely to the extent the Net Cash Proceeds thereof are not held as cash on the balance sheet or applied to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of the Borrower and its Restricted Subsidiaries), clause (e) or clause (j) of Section 6.5 by Parent, Borrower or any of its Restricted Subsidiaries to any Person (other than Parent, Borrower or any Restricted Subsidiary), other than (i) any such Dispositions resulting in aggregate Net Cash Proceeds to Parent, the Borrower or any of its Restricted Subsidiaries (for all such Dispositions during such fiscal year) not exceeding $8,000,000 during any fiscal year of the Borrower, and (ii) any Disposition whether in a single transaction or through a series of related Dispositions resulting in aggregate Net Proceeds to Parent, the Borrower or any of its Restricted Subsidiaries not exceeding $2,000,000 in any fiscal year of the Borrower, provided, that Dispositions excluded by this clause (ii) shall not be included in determining whether the $8,000,000 threshold in clause (i) has been satisfied.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness”:  when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto Renewal Letter of Credit”:  as defined in Section 2.8(c).

“Availability Period”:  the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

“Available Basket”:  as of any date of determination, an amount equal to (without duplication):

(a) the sum of:

(i) the Available Excess Cash Flow Amount on such date plus

(ii) the cumulative amount of cash proceeds from the sale of Capital Stock (or convertible debt securities that have been converted into or exchanged for Capital Stock) of, and equity contributions to, Parent after the Closing Date (other than sales of Disqualified Capital Stock and Cure Contributions and Cure Securities) which proceeds (A) have been used to make an intercompany advance or common equity contribution to, or purchase of common equity of, the Borrower and (B) have not previously been applied (independently from any utilization of the Available Basket) in determining the permissibility of a transaction under the Loan Documents where such permissibility was contingent on receipt of such amount or utilization of such amount for a specified purpose) plus

(iii) an amount equal to the aggregate amount of all returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents in respect of Investments made pursuant to Section 6.8(y) after the Closing Date (including as the result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); minus

(b) the sum of (i) the amount of cash dividends made by the Borrower pursuant to Section 6.6(h) in reliance on the Available Basket, (ii) Investments made pursuant to Section 6.8(y) and

(iii) optional prepayments, repurchases and redemptions made pursuant to Section 6.9(a)(ii); in each case in this clause (b) made after the Closing Date.

“Available Excess Cash Flow Amount”:  at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow in excess of zero for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments of Term Loans made (or required to be made) pursuant to Section 2.15(c) through the date of determination.

“Available Revolving Credit Commitment”:  with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect less (b) such Lender’s Revolving Credit Exposure; provided, that in calculating any Lender’s Revolving Credit Exposure for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.14(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Backup Withholding Tax”:  United States federal withholding Taxes imposed pursuant to Section 3406 of the Code, as in effect on the date of this Agreement, or any successor provision that is substantially the equivalent thereof, and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”:  the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing”: (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request”:  a request by the Borrower for a Borrowing substantially in the form of Exhibit I.

“Business Day”:  any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Pittsburgh, Pennsylvania are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including, without limitation, investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”:  (a) United States and Canadian dollars; (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation; (c) securities and other obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, capital and surplus of not less than $500,000,000; (e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper rated at least P-2 by Moody’s Investor Service, Inc. (“Moody’s”) or at least A-2 by Standard & Poor’s Rating Services (“S&P”) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (i) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (j) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (i) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall also include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Obligations”: obligations owed by any Loan Party to any Qualified Counterparty in respect of or in connection with Cash Management Services and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services”: any treasury, depositary, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”:  (a) the adoption of any law, rule or regulation after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder (a “Later Date”), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental

Authority after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder, or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender or the applicable Issuing Bank becomes a Lender or an Issuing Bank hereunder.  Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control”:  the occurrence of any of the following events:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 35% of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested); (b) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (c) Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Permitted Liens); (d) Holdings shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly) and control, directly or indirectly, 100% of each class of outstanding Capital Stock of the Parent; or (e) a Specified Change of Control.

“Class”: as applicable with respect to a Facility (a) when used with respect to Lenders, the Lenders under such Facility, (b) when used with respect to Commitments, Commitments to provide such Facility and (c) when used with respect to Loans or Borrowings, Loans or Borrowings under such Facility.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is November 26, 2013; provided that for purposes of the definitions of Availability Period, Existing Letters of Credit, Existing Loans, Interest Period, Qualified Counterparty, Required Lenders, Revolving Credit Commitment, Tranche B Term Loan Percentage, Section 2.1, Section 2.2, Section 2.8, Section 2.13(e), Section 2.14, Section 3.15, Section 3.19, Section 4.1(b), Section 4.1(d), the introductory sentence of Section 4.1 and Section 9.17, Closing Date shall mean November 27, 2013.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the preamble hereto.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

 “Commitment”:  with respect to any Lender, each Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Company Intellectual Property”:  as defined in Section 3.9.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

 “Consolidated Current Assets”:  of the Borrower at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”:  of the Borrower at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding, to the extent otherwise included therein (a) the current portion of any Funded Debt and (b) revolving loans, swingline loans and letter of credit obligations under the Revolving Credit Facility or any other revolving credit facilities or revolving lines of credit.

“Consolidated EBITDA”:  of the Borrower for any period (a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus (b) without duplication of each other and with amounts that increased Consolidated Net Income and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (xiii) and (xv) below), the sum of

(i) provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes for such period,

(ii) total interest expense (net of interest income to the extent not already included in total interest expense for such period) and, to the extent not reflected in such total interest expense, increased by payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees) associated with Indebtedness (including the Loans and Letters of Credit),

(iii) depreciation and amortization expense,

(iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(v) any unusual or non-recurring expenses or losses,

(vi) any expenses or charges related to any issuance or sale or redemption or repurchase of Capital Stock, Investment, Disposition, recapitalization or the incurrence of Indebtedness, in each case to the extent permitted by this Agreement and whether or not consummated, and any amendment or modification to the terms of any such transactions (and, for the avoidance of doubt, including such fees, expenses or charges related to the Transactions), any other fees or expenses paid in connection with the Transactions, and any fees or expenses paid in connection with direct or indirect sales of Capital Stock of Holdings and, except to the extent intended to benefit Subsidiaries of Holdings other than Parent and its Subsidiaries, other strategic transactions of Holdings (whether or not consummated),

(vii) non-cash compensation expense and any other non-cash charges (including any writeoffs or writedowns),

(viii) any restructuring charges or reserves, costs incurred in connection with the closing or consolidation of any stores, distribution centers or other facilities, relocation costs, integration costs, transition costs, severance costs and expenses;

(ix) costs and expenses not in the ordinary course of business relating to pre-opening and opening costs for stores, signing, retention and completion bonuses ,

(x) one-time start up costs related to new business ventures, costs incurred in connection with strategic initiatives, business optimization costs and costs incurred in connection with non-recurring product and intellectual property development after the Closing Date,

(xi) minority interest expense and any other deductions attributable to minority interests,

(xii) [Reserved],

(xiii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) and not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(xiv) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuances of Capital Stock of the Borrower (other than Disqualified Capital Stock), and

(xv) cost savings, operating expense reductions, other operating improvements and synergies relating to Pro Forma Transactions (to the extent permitted by Section 1.5(c)) and minus,

(c) to the extent included in determining Consolidated Net Income for such period the sum of:

(i) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense),

(ii) any unusual or non-recurring income or gains,

(iii) any other non-cash income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP) excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges have not increased Consolidated EBITDA), and

(iv) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(vii) above in such period or in a prior period,

all as determined on a consolidated basis. The aggregate amount of add backs made pursuant to clauses (viii), (ix), (x) and (xv) in any Test Period shall not exceed $30,000,000. Notwithstanding the foregoing, the Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the fiscal quarter ending March 31, 2013 shall be deemed to be equal to $139,124,000, Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the fiscal quarter ending June 30, 2013 shall be deemed to be equal to $138,641,000 and the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the fiscal quarter ending September 30, 2013 shall be deemed to be equal to $141,579,000.

“Consolidated Net Income”:  of the Borrower for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded, without duplication,

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries,

(b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or a Restricted Subsidiary in the form of dividends or distributions,

(c) solely for the purpose of determining Excess Cash Flow, the undistributed earnings of any Restricted Subsidiary of the Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such

Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided that Consolidated Net Income will be increased by the amount of dividends or other distributions to the Borrower or a Restricted Subsidiary not subject to such restriction or prohibition in respect of such period, to the extent not already included therein),

(d)  any net unrealized gains and losses resulting from obligations under Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging),

(e) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes,

(f) any net after-tax non-cash income (or loss) from discontinued operations,

(g) any net after-tax gains or losses attributable to asset Dispositions (including any Disposition of any Capital Stock of any Person) (in each case, other than in the ordinary course of business, as determined in good faith by the Borrower),

(h) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(i) any net after-tax extraordinary gains or losses or expenses, and

(j) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedging agreements for currency exchange risk) and any foreign currency translation gains or losses.

In addition, to the extent not already included in the Consolidated Net Income of such Person or its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of (i) proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (ii) reimbursements of any expenses and charges in connection with any Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder to the extent reducing Consolidated Net Income that are actually received and covered by third-party indemnification or other reimbursement provisions.

“Consolidated Net Senior Secured Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) (i) Consolidated Senior Secured Debt on such day less (ii) the aggregate amount of Unrestricted Cash (not to exceed $150,000,000) to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Net Total Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) (i) Consolidated Total Debt on such day less (ii) the aggregate amount of Unrestricted Cash (not to exceed $150,000,000) to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Senior Secured Debt”:  at any date, the sum of the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien on any asset of the Borrower or its Restricted Subsidiaries and that is not subordinated in right of payment to the Obligations.

“Consolidated Senior Secured Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Total Debt”:  at any date an amount equal to the sum of (a)  the aggregate principal amount of all Indebtedness of Parent, the Borrower and its Restricted Subsidiaries at such date that would be classified as a liability on the consolidated balance sheet of the Borrower, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until five (5) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (ii) obligations under Hedge Agreements unless such obligations have not been paid when due (after giving effect to any applicable grace periods), and (b) the aggregate amount of all outstanding Disqualified Capital Stock of the Borrower and all Disqualified Capital Stock and preferred stock of the Restricted Subsidiaries, in each case, held by Persons other than Parent, the Borrower and its Restricted Subsidiaries (and excluding items eliminated in consolidation), with the amount of such Disqualified Capital Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “Maximum Fixed Repurchase Price” of any Disqualified Capital Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or preferred stock as if such Disqualified Capital Stock or preferred stock were purchased on any date on which

Consolidated Total Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Total Leverage Ratio”:  as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Working Capital”:  at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

“Continuing Directors”:  the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation”:  with respect to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Party”:  the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Cure Amount”:  as defined in Section 7.2.

“Cure Contributions”:  as defined in Section 7.2.

“Cure Date”:  as defined in Section 7.2.

“Cure Right”: as defined in Section 7.2.

“Cure Securities”:  as defined in Section 7.2.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied,  (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event. This definition is subject to the provisions of the last paragraph of Section 2.23.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”:  any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Parent, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  a Restricted Subsidiary that is not a Foreign Subsidiary.

“Dutch Auction”:  an auction of Term Loans conducted pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Term Loans at a discount to par value and on a non pro rata basis in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”:  with respect to a purchase or prepayment of Term Loans by a Purchasing Borrower Party pursuant to Section 9.4(g), Dutch auction procedures as reasonably agreed upon by such Purchasing Borrower Party and the Administrative Agent.

“ECF Percentage”:  with respect to any Excess Cash Flow Period, 50%; provided, that, (i) the ECF Percentage shall be 25% if the Consolidated Net Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 3.25 to 1.00 and greater than 2.75 to 1.00 and (ii) the ECF Percentage shall be 0% if the Consolidated Net Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 2.75 to 1.00.

“Eligible Assignee”:  (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans in the ordinary course and (iii) subject to the terms of Section 9.4(g), Affiliated Lenders and Purchasing Borrower Parties.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct for protection of the environment or of human health, or employee health and safety (in each case, insofar as it relates to environmental exposure).

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar”:  when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any Excess Cash Flow Period, the excess, if any, of:

(a)           the sum, without duplication, of:

(i)            Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period,

(ii)           the amount of all non-cash charges (including, without limitation, depreciation and amortization) deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)          the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting) and

(iv)          the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus

(b)           the sum, without duplication, of:

(i)            the amount of all non-cash credits and gains included in arriving at such Consolidated Net Income (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income by virtue of the definition thereof,

(ii)           the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures or acquisitions of intellectual property to the extent funded with Internally Generated Cash Flow,

(iii)          the aggregate amount of all principal payments of Funded Debt (including, without limitation, the principal component of payments in respect of Capital Lease Obligations constituting Funded Debt but excluding optional prepayments of the Term Loans made pursuant to Section 2.13(a) and mandatory prepayments of the Term Loans made pursuant to Section 2.15) of the Borrower and its Restricted Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) (excluding, for the avoidance of doubt, payments and prepayments of the Existing Loans in connection with the Existing Credit Agreement Refinancing),

(iv)          the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(v)           the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi)          cash payments made during such period in respect of long-term liabilities (other than Funded Debt) of the Borrower and its Restricted Subsidiaries to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income to the extent funded with Internally Generated Cash Flow,

(vii)         the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such period on account of Investments permitted by Sections 6.8(d), (i), (k)(ii), (l), (m) and (z) to the extent funded with Internally Generated Cash Flow,

(viii)        an amount equal to the increase in such Consolidated Net Income of the Borrower and its Restricted Subsidiaries attributable to any cash items excluded pursuant to the application of clause (d) of the definition thereof,

(ix)           the aggregate amount actually paid by the Borrower in cash during such period on account of Restricted Payments permitted by Sections 6.6(b), (c) and (m) to the extent funded with Internally Generated Cash Flow,

(x)            the aggregate amount of all mandatory prepayments made pursuant to subsection 2.15 with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,

(xii)          the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income, and

(xiii)         the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

Notwithstanding the foregoing, Excess Cash Flow for any period shall not be reduced for amounts expended by Holdings and its Subsidiaries to purchase Term Loans pursuant to Section 9.4(g).

“Excess Cash Flow Application Date”:  as defined in Section 2.15(c).

“Excess Cash Flow Period”:  each fiscal year of the Borrower beginning with the Borrower’s 2013 fiscal year.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”:  the collective reference to:

(1)           any interest in leased real property (including, without limitation, any leasehold interests in real property) (except to the extent a security interest in any such interest can be perfected by filing a UCC financing statement);

(2)           any fee interest in real property if the fair market value of such fee interest (together with improvements), as determined in good faith by the Borrower on the later of the Closing Date and the date of acquisition thereof by the relevant Loan Party, is less than $5,000,000; provided that the headquarters of the Borrower located at 300 Sixth Avenue, Pittsburgh, Pennsylvania shall be treated as an Excluded Asset to the extent that granting a Mortgage thereon would require the consent of the existing mortgagee of such property and thereafter such headquarters shall continue to be an Excluded Asset unless the Administrative Agent requests in writing that such headquarters be made subject to a Mortgage;

(3)           any licenses, franchises, charters and authorizations of a Governmental Authority to the extent a security interest therein under the Loan Documents is prohibited or would require the consent, license or approval of any Governmental Authority (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code or other applicable law);

(4)           any asset if the granting of a security interest under the Loan Documents in such asset would be prohibited by any law, treaty, rule or regulation or a court or other Governmental Authority or would require the consent, license or approval of any Governmental Authority (other than proceeds thereof, to the extent the assignment of such proceeds is effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and the assignment of such proceeds is not prohibited by applicable law and does not require the consent, license or approval of any Governmental Authority);

(5)           any lease, license or other agreement to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement (except any such lease, license or agreement among Holdings and its Wholly-Owned Subsidiaries);

(6)           Capital Stock (i) in any Subsidiary that is not a Wholly-Owned Subsidiary to the extent the pledge or other granting of a security interest under the Loan Documents in such Capital Stock would be prohibited by, or require a consent or approval under, organizational or governance documents or shareholders’ or similar agreements of or with respect to such Subsidiary and (ii) that is voting Capital Stock in any Subsidiary described in clause (a) or (d) of the definition of Excluded Subsidiary in excess of 65% of the voting Capital Stock in such Subsidiary;

(7)           any assets subject to a Lien permitted by Section 6.3(g), 6.3(k), 6.3(t) or 6.3(y) (in the case of a Permitted Refinancing in respect of the Indebtedness secured by such Lien under Section 6.3(g), (k) or (t)) to the extent the documents governing such Lien prohibit, or require a consent or approval in order for, such assets to be subject to the Liens created by the Loan Documents;

(8)                                 any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof), to the extent a security interest on such motor vehicles or other assets cannot be perfected by filing a UCC financing statement;

(9)                                 any United States intent-to-use trademark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark issued as a result of such application;

(10)                          assets in circumstances where the Administrative Agent and the Borrower agree that the difficulty, cost, burden or consequences of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the practical benefit to the Lenders afforded thereby;

(11)                          assets to the extent a security interest in such assets under the Loan Documents would result in (x) material adverse tax consequences (as viewed in relation to the benefits of such security interest afforded to the Secured Parties) or (y) material adverse regulatory consequences, in each case as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent;

(12)                          letter-of-credit rights (except for letter-of-credit rights a security interest in which can be perfected by filing UCC financing statements); and

(13)                          any commercial tort claim with a value not in excess of $5,000,000;

provided that (a) in the case of clauses (5), (6)(i) and (7), such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law or (ii) to proceeds of the assets referred to in such clause, the assignment of which is expressly deemed effective under Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law and (b) assets described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Assets”.

“Excluded Subsidiary”:  (a) any Foreign Subsidiary, (b) Gustine Associates (for so long as the Borrower or a Guarantor does not constitute the general partner thereof), (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Domestic Subsidiary all (other than an immaterial portion) of whose assets consist of Capital Stock of one or more CFCs, (e) any Immaterial Subsidiary, (f) any Restricted Subsidiary which is a limited partnership of which the Borrower or a Guarantor does not constitute the limited partner, (g) any Unrestricted Subsidiary, (h) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority, (i) not-for-profit Subsidiaries and (j) any Subsidiary which is not a Wholly-Owned Subsidiary of Parent; provided that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary if the Borrower has notified the Administrative Agent in writing that such Subsidiary should not be treated as an Excluded Subsidiary (and solely for purposes of Section 5.10(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such notice is received by the Administrative Agent).

“Excluded Taxes”:  with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on (or measured by) its overall net income (however denominated), franchise or similar Taxes imposed on it (in each case, in lieu of net income Taxes) and Backup Withholding Taxes imposed on it by (i) the United States of America, (ii) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned is located or (iii) any other jurisdictions (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent, such Lender or Issuing Bank or other recipient and such jurisdiction imposing such Tax other than a connection arising as a result of the execution or delivery of, receipt of any payments, exercise of any rights or performance of any obligations under, enforcement of or any transaction or other activities related to any Loan Document, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22(b)), any United States federal withholding Tax that is in effect and would apply to amounts payable (including, for the avoidance of doubt, commitment fees and other consent, amendment and similar fees) to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a), (d) any withholding Tax that is attributable to a Foreign Lender’s failure to comply with Section 2.20(e)(i), (e) any withholding Taxes imposed under, or as a result of the failure of such recipient to satisfy the applicable requirements under, FATCA and (f) all liabilities (including additions to Tax, penalties and interest) with respect to any of the foregoing.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Credit Agreement Refinancing”: the refinancing, amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

“Existing Letters of Credit”:  each letter of credit issued under the Existing Credit Agreement and outstanding on the Closing Date and described in Annex B.

“Existing Loans”: “Loans” outstanding under the Existing Credit Agreement immediately prior to the Closing Date.

“Extended Revolving Credit Commitment”:  as defined in Section 2.26(a).

“Extending Revolving Credit Lender”: as defined in Section 2.26(a).

“Extended Term Loans:  as defined in Section 2.26(a).

“Extending Term Lender”:  as defined in Section 2.26(a).

“Extension”:  as defined in Section 2.26(a).

“Extension Amendment”:  as defined in Section 2.26(c).

“Extension Offer”:  as defined in Section 2.26(a).

“Facility”:  each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), (c) any Incremental Facility and the Commitments and extensions of credit thereunder and (d) any Replacement Facility and the Commitments and extensions of credit thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement or any successor provision that is substantially the equivalent thereof, and any current or future regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions and including any agreements entered into pursuant to Section 1471(b)(1) of the Code).

“Federal Funds Effective Rate”:  for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant”:  the covenant set forth in Section 6.1.  The Financial Covenant shall be deemed to be in effect for purposes of this Agreement on any day on which the aggregate principal amount of the outstanding Revolving Credit Loans and Swingline Loans and unpaid Reimbursement Obligations (which Reimbursement Obligations have remained unpaid for at least five Business Days) exceeds $25,000,000.

“Financial Covenant Event of Default”:  as defined in Section 7.1(c).

“First Lien Intercreditor Agreement”:  a “pari passu” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Asset Sale”: as defined in Section 2.15(f).

“Foreign Indebtedness Event”: as defined in Section 2.15(f).

“Foreign Lender”:  any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that of the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Recovery Event”: as defined in Section 2.15(f).

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of March 4, 2011, executed and delivered by Parent, the Borrower and each Subsidiary Guarantor, as amended and restated substantially in the form of Exhibit A, as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Guarantee Obligation”:  with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness, lease payments, dividend payments or other economic obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement

(other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Parent and the Subsidiary Guarantors.

“Gustine Associates”:  Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership.

“Hazardous Materials”:  (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”:  GNC Holdings, Inc., a Delaware corporation.

“Immaterial Subsidiary”:  on any date of determination, any Restricted Subsidiary with (i) total assets equal to or less than $5,000,000 (as set forth in the most recently available balance sheet) and (ii) total revenue equal to or less than $5,000,000; provided that any such Restricted Subsidiary that is a Domestic Subsidiary shall not be an Immaterial Subsidiary unless such Restricted Subsidiary, when aggregated with all other Domestic Subsidiaries which are Restricted Subsidiaries that are not Guarantors, as of the last day of the most recently completed fiscal quarter of the Borrower, would have (x) total assets equal to or less than $20,000,000 (as set forth in the most recently available balance sheet) and (y) total revenue equal to or less than $20,000,000, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements are available.

“Incremental Facility”: as defined in Section 2.24(a).

“Incremental Facility Amendment”: as defined in Section 2.24(c).

“Incremental Facility Closing Date”: as defined in Section 2.24(c).

“Incremental Revolving Commitment”: as defined in Section 2.24(a).

“Incremental Revolving Lender”: as defined in Section 2.24(c).

“Incremental Term Loans”: as defined in Section 2.24(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid after becoming due and payable or appears as a liability on the balance sheet of such Person and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date which is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) the net obligations of such Person in respect of Hedge Agreements solely for the purposes of Section 6.2 and Section 7.

“Indemnified Taxes”:  Taxes other than Excluded Taxes.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Transfers”:  the sale, transfer or other Disposition of Intellectual Property to a Restricted Subsidiary made in good faith by Parent, the Borrower or any Restricted Subsidiary for tax planning purposes.

“Interest Election Request”:  a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.10.

“Interest Payment Date”:  (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December commencing with the last day of December 2013, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to all participating Lenders, twelve months) thereafter, as the Borrower may elect (or any shorter period approved by the Administrative Agent), provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and provided, further that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for a period of less than one month.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Credit Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash Flow”:  cash on the balance sheet not constituting (i) proceeds of Indebtedness (excluding borrowings under the Revolving Credit Facility or any other revolving credit facilities or revolving lines of credit) of Parent, the Borrower and the Restricted Subsidiaries, (ii) proceeds of issuances of Capital Stock by Parent, the Borrower and the Restricted Subsidiaries or (iii) the proceeds of any Reinvestment Deferred Amount.

“Interpolated Rate”:  as defined in the definition of “LIBO Rate”.

“Investments”:  as defined in Section 6.8.

“Issuing Bank”:  JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.8(i) and any other Lender reasonably acceptable to the Administrative Agent and the Borrower, which has agreed to act as Issuing Bank hereunder.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Debt”:  any Indebtedness of Parent, the Borrower or a Restricted Subsidiary (other than Indebtedness under revolving credit facilities or other revolving lines of credit) (i) which is unsecured or is contractually subordinated in right of payment to the Obligations or (ii) which is secured by the Collateral on a junior lien basis.

“Junior Material Debt”:  any Junior Debt that is Material Debt.

“Latest Maturity Date”:  at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan.

“LC Disbursement”:  a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”:  at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parties”:  as defined in Section 9.15.

“Lenders”:  the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit”:  any letter of credit issued pursuant to this Agreement, including the Existing Letters of Credit.

“LIBO Rate”:  with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such

Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBO Rate shall be the Interpolated Rate at such time.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Lien”:  any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”:  the Borrower and the Guarantors.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Credit Exposure, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments); provided that the Revolving Credit Exposure and Revolving Credit Commitment of any Defaulting Lender shall be disregarded in making any determination under this definition.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition, results of operations, assets or liabilities of Parent, the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the rights and remedies of the Agents or the Lenders, taken as a whole, under any material Loan Document.

“Material Debt”:  Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of Parent, the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $20,000,000.  For purposes of determining Material Debt, the “obligations” of Parent, the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date”:  (a) with respect to the Revolving Credit Facility, the Revolving Credit Maturity Date and (b) with respect to the Tranche Term B Loan Facility, the Tranche B Term Loan Maturity Date; provided that the reference to Maturity Date with respect to any other

Term Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and with respect to Extended Term Loans and Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Rate”:  as defined in Section 9.16.

“Maximum Tax Distribution Amount”: as defined in Section 6.6(c).

“MNPI”:  any material Nonpublic Information regarding Parent and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”:  Moody’s Investor Services, Inc.

“Mortgaged Properties”:  the real properties listed on Schedule 1.1 (if any), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien on the Closing Date pursuant to the Mortgages and such other real properties as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.10(b).

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by Parent, the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note (other than notes payable by franchisees in connection with a Disposition permitted by Section 6.5(e)) or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by the Borrower or the Restricted Subsidiaries in connection with such Asset Sale or Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Lien which is expressly pari passu with (in which case the pro rata portion (determined based on the then outstanding principal amount of the Term Loans that would otherwise be required to be prepaid with such Net Cash Proceeds and the aggregate amount of such principal) of such Net Cash Proceeds applied in respect of any such principal, premium or penalty, interest and other amounts secured by such Lien shall not constitute Net Cash Proceeds for purposes hereof) or subordinate to the Liens under the Loan Documents), (iii) other out-of-pocket fees and expenses actually incurred in connection therewith, (iv) taxes (and the amount of any distributions made pursuant to Section 6.6 to permit any direct or indirect parent company of the Parent to pay taxes) (including, without limitation, sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Restricted Subsidiary that is a Wholly Owned Subsidiary as a result thereof and (vi) net of any reserve established in accordance with GAAP; provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by Parent, the Borrower and its Restricted Subsidiaries from such issuance or incurrence, net of attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Term Loan Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the Borrower.

“No MNPI Representation”:  by a Person, a representation that such Person is not in possession of any MNPI.

“Non-Consenting Lender”: as defined Section 2.22(c).

“Non-Ratio-Based Incremental Facility Cap”:  as defined in Section 2.24(a).

“Nonpublic Information”:  information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”:  any promissory note evidencing any Loan substantially in the form of Exhibits G-1, G-2 and G-3, as applicable.

“Notice of Intent to Cure”:  as defined in Section 7.2(c).

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the

Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any Specified Hedge Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arranger, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto), and any Cash Management Obligations; provided, that (i) obligations of the Borrower or any Restricted Subsidiary under any Specified Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any Security Document shall not require the consent of holders of obligations under Specified Hedge Agreements or holders of any Cash Management Obligations.

“Optional Prepayment Amount”:  for any Excess Cash Flow Period, the aggregate amount of (x) all prepayments of Revolving Credit Loans and Swingline Loans during such Excess Cash Flow Period (or during the next Excess Cash Flow Period and prior to the Excess Cash Flow Application Date in such next Excess Cash Flow Period) to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and (y) all optional prepayments of the Term Loans during such Excess Cash Flow Period (or during the next Excess Cash Flow Period and prior to the Excess Cash Flow Application Date in such next Excess Cash Flow Period).  To the extent such prepayments made after the applicable Excess Cash Flow Period reduce Excess Cash Flow for such Excess Cash Flow Period, such prepayments shall not also reduce Excess Cash Flow in the Excess Cash Flow Period in which they are made.  For the avoidance of doubt, amounts of payments and prepayments in connection with the Existing Credit Agreement Refinancing shall not constitute Optional Prepayment Amounts.

“Other Applicable Indebtedness”: as defined in Section 2.15(b).

“Other Taxes”:  any and all present or future recording, stamp or documentary or any other excise or property Taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  as defined in the preamble hereto.

“Participant”:  as defined in Section 9.4(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisitions”:  as defined in Section 6.8(i).

“Permitted Amendment”:  any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Credit Agreement Refinancing Indebtedness”:  any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Term Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) other than nominal amortization or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than (w) upon the occurrence of an asset sale or other Disposition or casualty event (subject to reinvestment rights that are in the aggregate no less favorable to the Borrower than those under this Agreement and, in the case of Permitted Junior Secured Refinancing Debt and Permitted Unsecured Refinancing Debt, to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, or offer to repay, the Term Loans), (x) upon the occurrence of a change of control event, (y) customary acceleration rights following an event of default and (z) upon the incurrence of Indebtedness that is not permitted thereunder) prior to the date that is 180 days after the then Latest Maturity Date of, and the Weighted Average Life to Maturity of such Indebtedness is not less than 180 days longer than the Weighted Average Life to Maturity of, the Term Loans in the Class being prepaid (or, if the Refinanced Term Debt is Permitted Credit Agreement Refinancing Indebtedness, the Term Loans in the Class that was prepaid with such Refinanced Term Debt), (iii) the terms and conditions of such Indebtedness (other than (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, redemption, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants or other provisions applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) and are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness, than those set forth in the Loan Documents are to the Lenders (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees); and provided further that the Borrower and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders as may be necessary in order to satisfy the condition set forth in the immediately preceding proviso, without the requirement for the consent of any Lender or any other Person (a “Permitted Credit Agreement Refinancing Indebtedness Amendment”), (iv) such Indebtedness is not guaranteed by any Persons other than the Guarantors and (v) such Refinanced Term Debt shall be repaid (in the case of Refinanced Term Debt consisting of Term Loans), defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Permitted Credit Agreement Refinancing Indebtedness Amendment”:  as defined in the definition of Permitted Credit Agreement Refinancing Indebtedness.

“Permitted Junior Secured Refinancing Debt”:  any secured Indebtedness incurred by the Borrower in the form of one or more series of second-lien secured notes or second-lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second-priority basis to the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower, then the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Second Lien Intercreditor Agreement.  Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”:  the collective reference to (i) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (ii) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.3 and Liens permitted by Sections 6.3(a) and 6.3(v).

“Permitted Pari Passu Secured Refinancing Debt”:  any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents, and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower, then the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a First Lien Intercreditor Agreement.  Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing”:  with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and each of the other Persons that are (or are required to be) obligors under such refinancing are the same Persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations or is secured by a lien on the Collateral the priority of which is contractually subordinated to the Liens on the Collateral securing the Obligations, such refinancing shall contain subordination provisions which are the same as those in effect prior to such refinancing or are no less favorable, taken as a whole, to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise acceptable to the Administrative Agent or (ii) otherwise secured by a junior permitted lien on the Collateral, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing), (f) in the event such Indebtedness being so refinanced is Junior Material Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are no less favorable, in the aggregate, to Parent, the Borrower its Restricted Subsidiaries and the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment and optional redemption provisions, and (y) terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) and (g) any such refinancing of Permitted Term Loan Refinancing Indebtedness shall contain intercreditor provisions (including lien subordination provisions if such Indebtedness is secured by a lien on the Collateral the priority of which is contractually subordinated to the Liens on the Collateral securing the Obligations) which are no less favorable , taken as a whole, to the Secured Parties than those contained in such Permitted Term Loan Refinancing Indebtedness or are otherwise reasonably acceptable to the Administrative Agent.

“Permitted Term Loan Refinancing Indebtedness”:  (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Permitted Unsecured Refinancing Debt”:  any unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”:  as defined in Section 5.2(i).

“Pledged Capital Stock”:  as defined in the Guarantee and Collateral Agreement.

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Primary Related Party”: as defined in Section 9.3(b).

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

 “Pro Forma Basis”:  with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Compliance”:  with respect to the Financial Covenant, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.5.

“Pro Forma Transaction”:  any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business) pursuant to Section 6.2(i) or pursuant to the Revolving Credit Facility if the Financial Covenant is or would be in effect, the making of any Restricted Payment pursuant to Section 6.6(d), the making of any Investment pursuant to Section 6.8(m), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or any Investment constituting an Acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Projections”:  as defined in Section 5.2(c).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchasing Borrower Party”:  Parent or any Subsidiary of Parent that becomes an Eligible Assignee or a Participant pursuant to Section 9.4.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement or Cash Management Obligations, any counterparty thereto that, at the time such Specified Hedge Agreement or Cash Management Obligations were entered into or on the Closing Date, was a Lender or an affiliate of a Lender.

“Qualified Capital Stock”:  Capital Stock that is not Disqualified Capital Stock.

“Ratio-Based Incremental Facility”:  as defined in Section 2.24(a).

“Recovery Event”:  any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of Parent, the Borrower or any of its Restricted Subsidiaries.

“Refinancing Indebtedness”:  with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”:  as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”:  with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation FD”:  Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Bank pursuant to Section 2.8(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Specified Default has occurred and is continuing and that the Borrower (or a Restricted Subsidiary) intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in its or such Restricted Subsidiary’s business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year (or, if the Borrower or a Restricted Subsidiary shall have entered into a legally binding commitment within one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or the applicable Restricted Subsidiary’s business with the applicable Reinvestment Deferred Amount, 18 months) after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or the applicable Restricted Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”:  with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Reference Period”:  the Test Period then most recently ended for which internal financial statements delivered pursuant to Section 5.1(a) or 5.1(b) are available immediately preceding the date on which the action for which such calculation is being made shall occur.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment”:  as defined in Section 1.5(d).

 “Replacement Facility Amendment”: as defined in Section 2.25(c).

“Replacement Facility”: as defined in Section 2.25(a).

“Replacement Facility Closing Date”: as defined in Section 2.25(c).

“Replacement Revolving Facility”: as defined in Section 2.25(a).

“Replacement Liens”:  with respect to any Lien, any modification, replacement, renewal or extension of such Lien; provided that (i) such modification, replacement, renewal or extension of such Lien does not extend to any additional property other than (A) after-acquired property (to the extent such after-acquired property would have been subject to such Lien prior to such modification, replacement, renewal or extension) and (B) proceeds and products thereof, and (ii) any Indebtedness secured by such Liens is permitted by Section 6.2.

“Replacement Term Loans”: as defined in Section 2.25(a).

“Reportable Event”:  any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Repricing Event”:  (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Tranche B Term Loans with the proceeds of, or any conversion of Tranche B Term Loans into, any new or replacement tranche of syndicated term loans (including new Term Loans under this Agreement) bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the Weighted Average Life to Maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Tranche B Term Loans (determined on the same basis as provided in the preceding parenthetical) but excluding any such term loans incurred in connection with a Change of Control and (b) any amendment (including pursuant to a replacement term loan as contemplated by Section 9.2) to the Tranche B Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Tranche B Term Loans (as determined on the same basis as provided in clause (a)).  For the avoidance of doubt, any prepayment or repayment of Tranche B Term Loans funded directly or indirectly with the proceeds of Capital Stock issued by the Parent or equity contributed to the Parent and received after the Closing Date shall not constitute a Repricing Event.

 “Required Lenders”:  at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Credit Exposure.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, comptroller, treasury manager, treasurer or assistant treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, comptroller, treasurer or assistant treasurer of such Person.  Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payments”:  as defined in Section 6.6.

“Restricted Subsidiary”:  any Subsidiary other than an Unrestricted Subsidiary.

“Returns”: with respect to any Investment, any dividends, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing”:  a Borrowing comprised of Revolving Credit Loans.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Revolving Credit Commitments on the Closing Date is $105,000,000.

“Revolving Credit Exposure”:  with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1 and including, as appropriate, any Extensions thereof and any Replacement Revolving Facility.

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”:  Loans made pursuant to Section 2.5(a).

“Revolving Credit Maturity Date”:  with respect to (a) Revolving Credit Commitments that have not been extended pursuant to Section 2.26, March 3, 2017, (b) with respect to Extended Revolving Credit Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Credit Lender or Revolving Credit Lenders, (c) with respect to any Incremental Revolving Commitments, the final maturity date therefor as specified in the applicable Incremental Facility Amendment and (d) with respect to any commitments under a Replacement Revolving Facility, the final maturity date therefor specified in the applicable Replacement Facility Amendment.

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Credit Exposure then outstanding constitutes of the amount of the Total Revolving Credit Exposure).  Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Revolving Credit Commitment.

“Sale and Leaseback Transaction”:  as defined in Section 6.11.

“Sanctioned Country”: at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“S&P”:  Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Intercreditor Agreement”:  a “junior lien” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Permitted Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any intellectual property security agreements required to be delivered pursuant to the Guarantee and Collateral Agreement or any other Loan Document and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any of the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Representative”:  with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur debts beyond its ability to pay as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control”:  a “Change of Control”, or like event, as defined in the agreements governing any Material Debt.

“Specified Default”: any Default or Event of Default under Section 7.1(a), 7.1(c), 7.1(e), 7.1(f) or 7.1(i).

“Specified Hedge Agreement”:  any Hedge Agreement entered into or assumed by the Borrower or any Guarantor and any Qualified Counterparty and designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement”.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Intercompany Note”:  the Subordinated Intercompany Note attached as Exhibit C to the Guarantee and Collateral Agreement.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower, other than an Excluded Subsidiary.

“Swingline Exposure”:  at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender”:  JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan”:  a Loan made pursuant to Section 2.7.

“Syndication Agent”:  as defined in the preamble hereto.

“Taxes”:  any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing”:  any Borrowing of Term Loans.

“Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower under this Agreement, including its Tranche B Term Loan Commitment.

“Term Loan Facility”:  the Tranche B Term Loan Facility, an Incremental Term Facility or a Replacement Term Facility.

“Term Loans”:  any term loans made pursuant to this Agreement.

“Test Period”:  on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended, taken as one accounting period.

“Total Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure”:  at any time, the aggregate amount of the Revolving Credit Exposure of the Revolving Lenders outstanding at such time.

“Tranche B Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Tranche B Term Loan Commitments is $1,350,000,000.

“Tranche B Term Loan Installment Date”:  as defined in Section 2.3.

“Tranche B Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lenders”:  each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Maturity Date”:  with respect to (a) Term Loans that have not been extended pursuant to Section 2.26, March 4, 2019, (b) with respect to Extended Term Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Tranche B Term Loan Lender or Tranche B Term Loan Lenders, (c) with respect to any Incremental Term Loans, the final maturity date therefor as specified in the applicable Incremental Facility Amendment and (d) with respect to any Replacement Term Loans, the final maturity date therefor specified in the applicable Replacement Facility Amendment.

“Tranche B Term Loan Percentage”:  as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Tranche B Term Loans”:  as defined in Section 2.1.

“Transactions”:  the collective reference to (i) the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (ii) the Existing Credit Agreement Refinancing.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”:  the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash”:  cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that are not subject to any express contractual restrictions on the application thereof (it being expressly understood and agreed that, for the avoidance of doubt, affirmative and negative covenants and events of default that do not expressly restrict the application of such cash or Cash Equivalents shall not constitute express contractual restrictions for purposes of this definition) and not subject to any Lien (other than Liens created by the Loan Documents, permitted Liens securing Permitted Term Loan Refinancing Indebtedness, non-consensual Liens permitted by Section 6.3 and (whether or not consensual) Liens permitted by Sections 6.3(m) and 6.3(q)).  For the avoidance of doubt, when the Consolidated Net Senior Secured Leverage Ratio is being calculated for purposes of incurring Indebtedness under Section 2.24(a), the proceeds of such Indebtedness shall not constitute Unrestricted Cash for such purposes.

“Unrestricted Subsidiary”:  any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 5.15.

“Weighted Average Life to Maturity”:  when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent”:  means any Loan Party or the Administrative Agent, as applicable.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2                               Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i)                                     the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii)                                  Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii)                               the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)                              the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)                                 the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi)                              unless the context requires otherwise, the word “or” shall be construed to mean “and/or”;

(vii)                           unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time; and

(viii)                        references to any direct or indirect parent company of the Parent shall refer to Holdings and any of its Wholly Owned Subsidiaries which are parent companies of the Parent.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, that are not then due and payable) and the expiration or termination of all undrawn Letters of Credit  (or cash collateralization (in a manner consistent with Section 2.8(j)) or provision of backstop letters of credit (in a manner reasonably satisfactory to the relevant Issuing Bank) with respect thereto).

1.3                               Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a Eurodollar Revolving Credit Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

1.4                               Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided that, (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof) and (iii) for purposes of determinations of the Consolidated Net Senior Secured Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and the Consolidated Total Leverage Ratio GAAP shall be construed as in effect on the Closing Date).  In the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change shall remain in effect until the effective date of such amendment.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants).

1.5                               Pro Forma Calculations.  (a)  Notwithstanding anything to the contrary herein, the Consolidated Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.5, when calculating the Consolidated Net Senior Secured Leverage Ratio for the purposes of (i) the ECF Percentage of Excess Cash Flow, (ii) determining actual compliance (not Pro Forma Compliance or compliance on a Pro Forma Basis) with the Financial Covenant and (iii) determining the Applicable Margin, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                                 For purposes of calculating the Consolidated Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the Consolidated Senior Secured Ratio, the Consolidated Total Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c)                                  Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and include, without duplication, (i) the EBITDA (as determined in good faith by the Borrower) of any Person or line of business acquired or disposed of and (ii) the “run-rate” (i.e., the full recurring benefit for a period associated with an action taken or expected to be taken) amount of cost savings, operating expense reductions, other operating improvements and synergies resulting from such Pro Forma Transaction that are certified by such Responsible Officer of the Borrower to the Administrative Agent as being (i) factually supportable and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (ii) reasonably anticipated to be realized within twelve months after the closing date of such Pro Forma Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant Test Period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions.

(d)                                 In the event that the Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantees) or (ii) repays, redeems, defeases, retires, extinguishes or is released from or otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculations of the Consolidated Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

1.6                               Classification of Permitted Items.  For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.8, 6.9, 6.13 or 6.14, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness  meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.8, 6.9, 6.13 or 6.14, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination.

1.7                               Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement, and for purposes of determining the Applicable Margin pursuant to the Pricing Grid, shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8                               Currency Equivalents Generally.

(a)                                 For purposes of determining compliance with Sections 6.2, 6.3 and 6.8 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)                                 For purposes of determining the Consolidated Senior Secured Leverage Ratio, the Consolidated Total Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 2.                            AMOUNT AND TERMS OF COMMITMENTS

2.1                               Tranche B Term Loan Commitments.  Subject to the terms and conditions hereof the Tranche B Term Loan Lenders severally agree (i) to make term loans (each, a “Tranche B Term Loan”) to the Borrower on the Closing Date and/or (ii) to continue (in whole and not in part) their Existing Term Loans outstanding on the Closing Date as Tranche B Term Loans, in each case as agreed by the Administrative Agent and the applicable Tranche B Term Loans.  For each Tranche B Term Loan Lender the sum of clauses (i) and (ii) of this Section 2.1 shall not exceed the amount of the Tranche B Term Loan Commitment of such Lender.  All such continuations shall be deemed to be a part of borrowing of Tranche B Term Loans on the Closing Date for all purposes hereunder.  The Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.  The Tranche B Term Loans constitute obligations outstanding under the Existing Credit Agreement, as amended, restated, reallocated and redesignated pursuant hereto.

2.2                               Procedure for Tranche B Term Loan Borrowing.  The Borrower shall deliver to the Administrative Agent a Borrowing Request (which Borrowing Request must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Tranche B Term Loan Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof.  Not later than 11:00 A.M., New York City time, on the Closing Date each Tranche B Term Loan Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender.  The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3                               Repayment of Tranche B Term Loans.

The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 21 consecutive quarterly installments (each a “Tranche B Term Loan Installment Date”), commencing on March 31, 2014, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

March 31, 2014	$1,137,500
June 30, 2014	$1,137,500
September 30, 2014	$1,137,500
December 31, 2014	$1,137,500
March 31, 2015	$1,137,500
June 30, 2015	$1,137,500
September 30, 2015	$1,137,500
December 31, 2015	$1,137,500
March 31, 2016	$1,137,500
June 30, 2016	$1,137,500
September 30, 2016	$1,137,500
December 31, 2016	$1,137,500
March 31, 2017	$1,137,500
June 30, 2017	$1,137,500
September 30, 2017	$1,137,500
December 31, 2017	$1,137,500
March 31, 2018	$1,137,500
June 30, 2018	$1,137,500
September 30, 2018	$1,137,500
December 31, 2018	$1,137,500
March 4, 2019	$1,327,250,000

; provided that the final principal repayment installment of the Tranche B Term Loans repaid on the Tranche B Term Loan Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Tranche B Term Loans outstanding on such date.

2.4                               Revolving Credit Commitments.  (a)  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.  The Revolving Credit Loans constitute obligations outstanding under the Existing Credit Agreement, as amended, restated, reallocated and redesignated pursuant hereto.

(b)                                 The Borrower may from time to time request that the Total Revolving Credit Commitments be increased to up to $130,000,000 at any time on or prior to December 31, 2013 (as such period may be extended from time to time with the consent of the Administrative Agent) by obtaining new or increased Revolving Credit Commitments from new or existing Revolving Credit Lenders reasonably acceptable to the Administrative Agent and the Borrower.  Such increase shall be implemented pursuant to procedures and amendments to this Agreement agreed to by the Administrative and the Borrower; provided that at the time of such request and upon the effectiveness of such amendments to this Agreement, no Default or Event of Default has occurred and is continuing or shall result from such increase.  No Lender will be obligated to provide any such increase.  Increases of the Total Revolving Credit Commitments pursuant to this Section 2.4(b) shall not be a utilization of Incremental Facilities.

2.5                               Loans and Borrowings.  (a)  Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)                                 Subject to Section 2.17, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings outstanding; provided that after the establishment of any new Class of Loans hereunder, the number of Interest Periods otherwise permitted by this Section 2.5(c) shall increase by three Interest Periods for each applicable Class so established.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6                               Requests for Revolving Credit Borrowing.  To request a Revolving Credit Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Credit Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e) may be given not later than 11:00 A.M., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.5:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.9.

If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Credit Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.7                               Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments; provided that the Swingline Lender shall not be required to (but may in its discretion) make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 P.M., New York City time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 A.M., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that any Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)                                 If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that notwithstanding the foregoing, if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.8(k)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

2.8                               Letters of Credit.  (a)  General.  Prior to the Closing Date, the Issuing Bank has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder issued for the account of the Borrower.  Such Existing Letters of Credit shall be automatically reallocated on the Closing Date among the Lenders in accordance with their respective Applicable Percentages.  Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.8(d), agrees to issue trade and standby Letters of Credit for the account of the Borrower or the account of the Borrower for the benefit of any Subsidiary on any Business Day during the Availability Period in such form as may be approved from time to time by an Issuing Bank; provided that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (1) the LC Exposure would exceed $40,000,000 or (2) the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitments.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or for its own account for the benefit of any Restricted Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, it being agreed that JPMorgan Chase Bank, N.A. hereby approves such arrangements) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40,000,000 and (ii) the Total Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.  If the Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”), provided, that the Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal.  Once an Auto Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.2 or otherwise).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such Revolving Credit Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and its obligations under Section 2.9(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)                                  Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the second Business Day immediately following the day that the Borrower receives notice that such LC Disbursement is made (or, if the Borrower receives such notice after 12:00 noon, New York City time, on the third Business Day immediately following the day that the Borrower receives such notice); provided that (whether or not the conditions of Section 4.1 and 4.2 are satisfied) the Borrower shall have the absolute and unconditional right to require that such payment be financed with an ABR Revolving Credit Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing.  If the Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided that the provisions of this Section 2.8(f) shall not be construed to excuse Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.16(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.14(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If any Event of Default under clause (i) or (ii) of paragraph (f) of Section 7 with respect to the Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 7 as a result of any Event of Default, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure), in each case, demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after such Events of Default have been cured or waived.

(k)                                 Provisions Related to Extended Revolving Credit Commitments.  If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.8(d) and (e)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.8(j). For the avoidance of doubt, commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Permitted Amendment with such Revolving Credit Lenders.

2.9                               Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.7.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.8(e) shall be remitted by the Administrative Agent to Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.10                        Interest Elections.  (a)  Each Revolving Credit Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Credit Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Credit Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted to or continued as Eurodollar Loans.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.6 if the Borrower were requesting a Revolving Credit Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Credit Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Credit Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Credit Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.11                        Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

(b)                                 The Borrower may at any time terminate, without premium or penalty, or from time to time reduce, the Revolving Credit Commitments (or any tranche of the Revolving Credit Commitments); provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.13, the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments (or any tranche thereof) pursuant to paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other financing or a sale transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments shall be permanent (but subject to any increase pursuant to Section 2.24).  Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders holding Revolving Credit Commitments under the relevant tranche of Revolving Credit Commitments in accordance with their respective Revolving Credit Commitments.

2.12                        Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G-1, G-2 or G-3, as applicable.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.13                        Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Sections 2.13(e) and 2.19) subject to prior notice in accordance with paragraph (c) of this Section.

(b)                                 Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section. Each optional or mandatory prepayment of Term Loans shall be applied ratably to the Term Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Term Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided that prepayments of Term Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.15(d).  Prepayments of Term Loans shall be applied to the remaining scheduled installments as follows:

(i)                                     any mandatory prepayments of Term Loans pursuant to Section 2.15 shall be applied to the remaining scheduled principal installments (a) in the case of the Tranche B Term Loans, first in direct order to the unpaid amounts due on the next succeeding four Tranche B Term Loan Installment Dates, and, then on a pro rata basis to the then remaining scheduled amortization installments in respect of such Tranche B Term Loans and (b) in the case of any other Term Loans, in the order specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment, and

(ii)                                  any optional prepayments of Term Loans pursuant to Section 2.13(a) shall be applied to the remaining scheduled installments thereof as directed by the Borrower.

(c)                                  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.11, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.11 and any notice of prepayment of Term Loan Borrowings may be conditioned upon the effectiveness of other credit facilities or any other financing or a sale transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.16.  Each repayment of a Borrowing (x) in the case of the Revolving Credit Facility, shall be applied to the Loans included in the repaid Borrowing such that each Revolving Credit Lender holding Loans included in such repaid Borrowing receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Credit Lenders holding Loans included in such repaid Borrowing at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swingline Borrowings to the full extent thereof;

second, to repay outstanding Revolving Credit Borrowing to the full extent thereof; and

third, to prepay the Term Borrowings ratably (unless, with respect to a Class of Term Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.13(c) or Section 2.21(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Term Loans by way of assignment in accordance with Section 9.4(g).

(e)                                  In the event that, prior to the date that is six months after the Closing Date, the Borrower (i) makes any repayment, prepayment, purchase or buyback of Term Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders (x) in the case of clause (i), a prepayment premium of 1% of the aggregate principal amount of the Term Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 1% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment.

2.14                        Commitment Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the daily unused amount of the Available Revolving Credit Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the last day of December 2013.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Credit Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the last day of December 2013; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand therefor.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.15                        Mandatory Prepayments.  (a)  If Indebtedness is incurred by Parent, the Borrower or any of its Restricted Subsidiaries (other than Indebtedness permitted under Section 6.2), then no later than two Business Days after the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.15(e).  The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by Parent, the Borrower or any of its Restricted Subsidiaries.

(b)                                 If on any date Parent, the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, no later than five Business Days (or, if a Default or Event of Default has occurred and is continuing, three Business Days) after the date of receipt by Parent, the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, an amount equal to the amount of such Net Cash Proceeds shall be applied to the prepayment of the Term Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.15(e); provided that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Term Loans (together with accrued interest thereon), (ii) the provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5 and (iii) if at the time that any such prepayment would be required, the Borrower is required to, or to offer to, repurchase or redeem or repay or prepay Permitted Term Loan Refinancing Indebtedness that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Permitted Term Loan Refinancing Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”)), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.15(b) shall be reduced accordingly; provided further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding).

(c)                                  If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Term Loans (together with accrued interest thereon), as set forth in Section 2.15(e).  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d)                                 The Borrower shall apply, on a dollar-for-dollar basis, all of the Net Cash Proceeds of any Replacement Term Loans and the Net Cash Proceeds of any Permitted Term Loan Refinancing Indebtedness (that is incurred to refinance Term Loans) to the repayment of Term Loans to be repaid from such Net Cash Proceeds on the date such Net Cash Proceeds are received.  Any such prepayment of Term Loans of a Class shall be paid ratably to the holders of such Class and shall be applied to the remaining Term Loans of such Class in the order specified in Section 2.13(b)(ii).

(e)                                  Amounts to be applied pursuant to this Section 2.15 shall be applied first to reduce outstanding ABR Loans of the applicable Class.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that the Borrower may elect (except in the case of a prepayment pursuant to Section 2.15(d)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the Administrative Agent to secure the Obligations (the “Collateral Account”) and applied thereafter to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders, shall apply any or all of such amounts to the payment of Eurodollar Loans.

(f)                                   Notwithstanding any other provisions of Section 2.15 to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (“Foreign Asset Sale”), the Net Cash Proceeds of any Casualty Event received by a Foreign Subsidiary (“Foreign Recovery Event”), the Net Cash Proceeds of any incurrence of Indebtedness by a Foreign Subsidiary to the extent required to repay the Term Loans pursuant to Section 2.15(a) (“Foreign Indebtedness Event”) or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including, without limitation, financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or if the Borrower has determined in good faith that repatriation of any such amount to the Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.15 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Borrower or the applicable Domestic Subsidiary, or the Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Borrower determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to Section 2.15 (provided that no such prepayment of the Term Loans pursuant to Section 2.15 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary).

2.16                        Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Credit Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.17                        Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Credit Borrowing, such Borrowing shall be made as an ABR if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

2.18                        Increased Costs.  (a)  If any Change in Law shall:

(i)                                     subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes covered under Section 2.20, (B) Excluded Taxes or (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                                  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (excluding any condition relating to taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of (i) to such Administrative Agent, Lender or Issuing Bank) of making or maintaining any Eurodollar Loan (or in the case of (i) any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Administrative Agent, Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Administrative Agent, Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Administrative Agent, Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Administrative Agent, Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.18 by such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

2.19                        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.13(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

2.20                        Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the applicable Withholding Agent shall be required by Requirement of Tax Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(c)                                  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Borrower shall not be obligated to make payment to the Administrative Agent, any Lender or any Issuing Bank pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes or Other Taxes if (i) written demand therefor has not been made by the Administrative Agent, such Lender or such Issuing Bank within 30 days from the date on which the Administrative Agent, such Lender or such Issuing Bank knew of the imposition of such Indemnified Taxes or Other Taxes by the relevant Governmental Authority, (ii) such penalties, interest and other liabilities have accrued after the Borrower has indemnified or paid any additional amount pursuant to this Section or (iii) such penalties, interest and other liabilities are attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank as determined by a court of competent jurisdiction by final and non-appealable judgment.  A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, and shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i)                                     Each Lender or Issuing Bank other than a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender or Issuing Bank is exempt from United States Federal withholding tax.  Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (i) two properly completed and duly executed originals of U.S. IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from United States Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate in the form attached hereto as Exhibit H-1, H-2, H-3 or H-4, as applicable, and two properly completed and duly executed originals of the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, or (iii) any other form prescribed by applicable requirements of United States Federal income tax law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the deduction required to be made, in each case, certifying such Foreign Lender’s entitlement to an exemption from or a reduction in United States Federal withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents.  Such forms shall be delivered by each Lender or Issuing Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Lender or Issuing Bank shall promptly deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Lender or Issuing Bank.  Each Lender or Issuing Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).  Any Lender or Issuing Bank, if requested by the Administrative Agent or the Borrower, shall deliver such other documentation prescribed by or reasonably requested by the Administrative Agent or the Borrower as will enable the Administrative Agent or the Borrower to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements.

(ii)                                  If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to United States Federal withholding Tax imposed pursuant to FATCA if such Lender or Issuing Bank fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender or Issuing Bank has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA and to determine the amount to deduct and withhold from such payment.  To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender or Issuing Bank, such Lender or Issuing Bank shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised and/or updated documentation sufficient for the applicable Withholding Agent to confirm as to whether such Lender or Issuing Bank has complied with their respective obligations under FATCA.

Notwithstanding any other provision of this Section 2.20, a Lender shall not be required to deliver any form pursuant to this Section 2.20 that such Lender is not legally able to deliver.

(f)                                   Each Lender or Issuing Bank shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender or Issuing Bank and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith.  Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender or Issuing Bank pursuant to Section 2.20(d)(ii), any amounts subsequently determined by a Governmental Authority to be subject to United States Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender or Issuing Bank.  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Withholding Agent shall be conclusive absent manifest error.

(g)                                  If the Administrative Agent, or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.20(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or Issuing Bank in the event the Administrative Agent or such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.21                        Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 2:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under any Loan Document shall be made in dollars. Any Term Loans paid or prepaid may not be reborrowed.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Sections 2.24, 2.25, 2.26 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant permitted under this Agreement.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or an Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.8(d) or (e), 2.9(b), 2.21(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.22                        Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any Additional Amount or any other amount to any Lender or Issuing Bank or any Governmental Authority for

the account of any Lender or Issuing Bank pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b)                                 If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.18, or if the Borrower is required to pay any Additional Amount or any other amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and Issuing Bank, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all Obligations (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such

Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.13(e) if applicable), (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including, obtaining the consent of the Administrative Agent and the Issuing Bank if so required thereunder); provided that, if the required Assignment and Assumption is not executed and delivered by the Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (d) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable in accordance with the terms of such Section and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.

2.23                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.14(a);

(b)                                 the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided further that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (i), (ii) or (iii) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender;

(c)                                  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.1 for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.14(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized except to the extent of such fees that became due and payable by the Borrower prior to the date a Lender became a Defaulting Lender (it being understood that any cash collateral provided pursuant to this Section 2.23(c) shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv)                              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.14(a) and Section 2.14(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.14(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans), if any, as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving

Credit Percentage, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.24                        Incremental Facilities.  (a)  At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Tranche B Term Loans or add one or more additional tranches of term loans (the “Incremental Term Loans”) or one or more increases in the Revolving Credit Commitments (the “Incremental Revolving Commitments”; each such increase or tranche, an “Incremental Facility”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment (A) no Default or Event of Default has occurred and is continuing or shall result therefrom and (B) the full amount of the respective Incremental Facility (assuming the full utilization of the commitments thereunder) may be drawn without violating the terms of any Material Debt.  Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed $250,000,000 (the “Non-Ratio-Based Incremental Facility Cap”); provided that the Borrower may incur additional Incremental Facilities without regard to the Non-Ratio-Based Incremental Facility Cap (each such Incremental Facility, a “Ratio-Based Incremental Facility”) so long as the Consolidated Net Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period (or, if no Relevant Reference Period has passed, as of the most recent four consecutive fiscal quarter period then ended), in each case, as if such Ratio-Based Incremental Facility (and Revolving Credit Loans in an amount equal to the full amount of any such Incremental Revolving Commitments) had been outstanding on the last day of such Relevant Reference Period, shall not exceed 2.75 to 1.00.  Each tranche of Incremental Term Loans and Incremental Revolving Commitments shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $50,000,000 in case of Incremental Term Loans or $10,000,000 in case of Incremental Revolving Commitments (or in each case such lesser minimum amount reasonably approved by the Administrative Agent), provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability under the Incremental Amount set forth above.

(b)                                 Any Incremental Term Loans (i) shall rank pari passu or junior in right of payment and security with the Obligations in respect of the Revolving Credit Commitments and the other outstanding Term Loans as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent), (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility Amendment, less favorably than) the other outstanding Term Loans and (iii) other than amortization, maturity date and pricing (interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Incremental Facility Amendment), shall have the same terms as the Tranche B Term Loans or such terms as are reasonably satisfactory to the Administrative Agent; provided that (A) if such Incremental Term Loans are pari passu in right of payment and security with the Revolving Credit Commitments and other outstanding Term Loans, then if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Incremental Term Loans and (2) four years) payable to all Lenders providing such Incremental

Term Loans (but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Incremental Term Loans) on such Incremental Term Loans determined as of the initial funding date for such Incremental Term Loans exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Tranche B Term Loans or any then existing Incremental Term Loans, as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Tranche B Term Loans or such then existing Incremental Term Loans, as applicable, shall be adjusted and/or the Borrower will pay additional fees to Lenders holding Tranche B Term Loans or such then existing Incremental Term Loans, as applicable, in order that such effective yield on such Incremental Term Loans shall not exceed such effective yield on the Tranche B Term Loans and such then existing Incremental Term Loans by more than 0.50%, (B) any Incremental Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Tranche B Term Loans, (C) any Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Tranche B Term Loans or then existing Incremental Term Loans, as applicable, and (D) any Incremental Term Loans consisting of an increase in the Tranche B Term Loans shall have terms identical to the Tranche B Term Loans.  Any Incremental Revolving Commitment shall be on terms and pursuant to the documentation applicable to the Revolving Credit Commitments; provided that if the effective yield (determined on the same basis as provided in the preceding sentence) relating to any revolving loans under the Incremental Revolving Commitments exceeds the effective yield (determined on the same basis as provided in the preceding sentence) relating to Loans under the Revolving Credit Facility immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Loans under the Revolving Credit Facility shall be adjusted and/or the Borrower shall pay additional fees to the Lenders holding the existing Revolving Credit Commitments in order that the effective yield on revolving loans borrowed pursuant to the Incremental Revolving Commitments shall not exceed the effective yield on the Loans under the Revolving Credit Facility by more than 0.50%.

(c)                                  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans and/or Incremental Revolving Commitments.  Any Additional Lenders that elect to extend Incremental Term Loans or Incremental Revolving Commitments shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment.  Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent.  No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees.  Commitments in respect of any Incremental Term Loans or Incremental Revolving Commitments shall become Commitments under this Agreement.  An Incremental Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of making any extension of credit in Section 4.2 shall be deemed to refer to the Incremental Facility Closing Date).  The proceeds of any Incremental Term Loans will be used for general corporate purposes (including financing Capital Expenditures and Permitted Acquisitions).  To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries.  Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each a “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

2.25                        Replacement Facilities.  (a)  At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Term Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”) or replace all of the Revolving Credit Facility with a new revolving credit facility under this Agreement (the “Replacement Revolving Facility”; each such replacement facility, a “Replacement Facility”); provided that (a) at the time of each such request and upon the effectiveness of each Replacement Facility Amendment no Default or Event of Default has occurred and is continuing or shall result therefrom and (b) the Administrative Agent has consented (such consent not to be unreasonably withheld, delayed or conditioned) in writing to the incurrence of such Replacement Facility.  Each tranche of Replacement Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $100,000,000 (or such lesser minimum amount approved by the Administrative Agent) and shall not exceed the principal amount of the Term Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans).  The amount of each Replacement Revolving Credit Facility shall not exceed the amount of the Revolving Credit Facility being replaced.  The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Term Loans of the Class of Term Loans which such Replacement Term Loans are replacing.

(b)                                 Any Replacement Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the Revolving Credit Commitments and the other Term Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent), (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Replacement Facility Amendment, less favorably than) the Term Loans being replaced and (iii) other than amortization, maturity date and pricing (interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have the same terms (or, to the extent set forth in the relevant Replacement Facility Amendment, less favorable terms or more favorable term (if such more favorable terms benefit all Term Lenders)) as the Term Loans being replaced, or such other terms as are reasonably satisfactory to the Administrative Agent and the Borrower, provided that (A) any Replacement Term Loans shall not have a final maturity date earlier than the date which is 180 days after the final scheduled maturity date of the Term Loans being replaced, (B) any Replacement Term Loans shall not have a Weighted Average Life to Maturity that is less than 180 days later than the Weighted Average Life to Maturity of the then remaining Term Loans under the applicable Class and (C) principal of and interest on any Term Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and (D) the Term Loans of each Lender under the replaced Class shall be prepaid ratably.  The principal of and interest on any outstanding Revolving Credit Loans and Swingline Loans under any replaced Revolving Credit Facility, together with all fees owed by the Borrower under such Revolving Credit Facility, shall be paid in full and all outstanding Letters of Credit will be replaced or continued on terms reasonably satisfactory to the Lenders under such Revolving Credit Facility, in each case on the Replacement Facility Closing Date for such Facility.  Any Replacement Revolving Facility shall be on the terms and pursuant to the documentation applicable to the Revolving Credit Commitments (other than maturity date and pricing (interest rate, fees, funding discounts and prepayment premiums)) or on such other terms reasonably acceptable to the Administrative Agent and the Borrower, as set forth in the relevant Replacement Facility Amendment.  In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the Borrower and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) are paid in full.

(c)                                  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans and/or Replacement Revolving Facility.  Any Additional Lender that elects to extend Replacement Term Loans or commitments under a Replacement Revolving Facility shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent, and, if not already a Lender, shall become a

Lender under this Agreement pursuant to a Replacement Facility Amendment.  Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent.  No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment.  No Lender shall be obligated to provide any Replacement Term Loans or commitment for any Replacement Revolving Facility, unless it so agrees.  Commitments in respect of any Replacement Term Loans or Replacement Revolving Facility shall become Commitments under this Agreement.  A Replacement Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)).  The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of making any extension of credit in Section 4.2 shall be deemed to refer to the Replacement Facility Closing Date).  The proceeds of any Replacement Term Loans will be used solely to repay the replaced Facility (or replaced portion thereof).  To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries.  No Replacement Revolving Credit Facility may be implemented unless such Facility has provisions reasonably satisfactory to the Administrative Agent with respect to Letters of Credit and Swingline Loans then outstanding under the Revolving Credit Facility being replaced.  Only one Revolving Credit Facility shall be in effect at any time (provided that multiple tranches of Revolving Credit Commitments may be outstanding thereunder on the terms applicable thereto pursuant to this Agreement and any applicable Permitted Amendments), and any Replacement Revolving Facility shall form a part of the Revolving Credit Facility under the Loan Documents.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.25.

2.26                        Extensions of Term Loans and Revolving Credit Commitments.  (a)  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term

Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums) and maturity (which shall be set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (3) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (4) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than two different maturity dates, (iii) except as to pricing (interest rate, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date of the Term Loans), (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date of the Term Loans, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 180 days longer than the remaining Weighted Average Life to Maturity of the Class extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied to the non-extended Term Loans of the Class being extended), (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.26 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Credit Commitments to be tendered, which shall be with respect to Term Loans of a Class an integral multiple of $1,000,000 and an aggregate principal amount that is not less than $100,000,000 (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) and with respect to the Revolving Credit Commitments $20,000,000 (or if less, the remaining outstanding amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”).  The transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including, without limitation, Sections 2.13 and 2.21) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section shall not apply to any of the transactions effected pursuant to this Section 2.26.

(c)                                  The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension.  No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Bank and Swingline Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other

Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section.  In addition, if so provided in such amendment and with the consent of the Issuing Banks, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Credit Facility shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.26.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES

To induce the Arranger, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Parent and the Borrower hereby jointly and severally represent and warrant to each Arranger, each Agent and each Lender that:

3.1                               Financial Condition.  The audited consolidated balance sheets of Holdings as at December 31, 2011 and December 31, 2012, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of Holdings as at September 30, 2013, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of Holdings as at such date and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein) applied consistently throughout the periods involved (except as disclosed therein).

3.2                               No Change.  Since December 31, 2012 there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3                               Corporate Existence; Compliance with Law.  Each of Parent and the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries), (b), (c) and (d), as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4                               Organizational Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder.  Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.18 and (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (v) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5                               No Legal Bar.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or any Contractual Obligation of, Parent, the Borrower or any of its Restricted

Subsidiaries, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6                               No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent or the Borrower, threatened in writing by or against Parent, the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect (after giving effect to indemnification from certain manufacturers and applicable insurance).

3.7                               No Default.  Neither Parent, the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its material Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

3.8                               Ownership of Property; Liens.  Each of Parent, the Borrower and its Restricted Subsidiaries has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect.  None of the Pledged Capital Stock is subject to any Lien except for Permitted Liens.

3.9                               Intellectual Property.  Except as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of Parent and the Borrower, (i) Parent, the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does Parent or the Borrower know of any valid basis for any such claim; and (iii) the use of Company Intellectual Property by Parent, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.

3.10                        Taxes.  Each of Parent, the Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Federal income and all material state and other tax returns that are required to be filed and has paid all Federal income and all material state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent, the Borrower or its Restricted Subsidiaries, as the case may be) except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of Parent and the Borrower, no material written claim has been asserted, with respect to any taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent, the Borrower or its Restricted Subsidiaries, as the case may be).

3.11                        Federal Regulations.  No part of the proceeds of any Loans will be used by Parent, the Borrower or any of its Subsidiaries for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If reasonably requested by the Administrative Agent on behalf of any Lender, the Borrower will furnish to the Administrative Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.  On the Closing Date, none of Parent, the Borrower or any of its Subsidiaries owns any “margin stock”.

3.12                        ERISA.  Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount, (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, (v) no failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (vi) there has not been a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vii) to the knowledge of Parent or the Borrower, no such Multiemployer Plan is in Reorganization, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA.

3.13                        Investment Company Act.  No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.14                        Restricted Subsidiaries.  (a)  The Restricted Subsidiaries listed on Schedule 3.14(a) constitute all the Restricted Subsidiaries of Parent as of the Closing Date.  Schedule 3.14(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Parent and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by Parent, the Borrower and its Restricted Subsidiaries.

(b)                                 As of the Closing Date, except as set forth on Schedule 3.14(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of Parent, the Borrower or any Restricted Subsidiary.

(c)                                  As of the Closing Date, the Borrower has no Unrestricted Subsidiaries.

3.15                        Use of Proceeds.  The proceeds of the Tranche B Term Loans shall be used on the Closing Date to finance the Transactions and to pay related fees and expenses.  The proceeds of the Revolving Credit Loans, the Swingline Loans and the Incremental Term Loans, and the Letters of Credit, shall be used for general corporate purposes (including, without limitation, funding Capital Expenditures, Permitted Acquisitions and other transactions permitted hereunder) of the Borrower and its Restricted Subsidiaries.  The proceeds of the Replacement Term Loans shall be used as specified in Section 2.25.

3.16                        Environmental Matters.  Other than exceptions to any of the following that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                                 Parent, the Borrower and its Restricted Subsidiaries:  (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are in compliance with all of their Environmental Permits;

(b)                                 to the knowledge of Parent, the Borrower or any of its Restricted Subsidiaries, Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by Parent, the Borrower or any of its Restricted Subsidiaries, or, to the knowledge of Parent, the Borrower or any of its Restricted Subsidiaries, at any other location (including, without limitation, any location to which Hazardous Materials have been sent by Parent, the Borrower or any of its Restricted Subsidiaries for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on Parent, the Borrower or any of its Restricted Subsidiaries, or (ii) materially interfere with Parent’s, the Borrower’s or any of its Restricted Subsidiaries’ continued operations, or (iii) materially impair the fair saleable value of any real property owned or leased by Parent, the Borrower or any of its Restricted Subsidiaries;

(c)                                  there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which Parent, the Borrower or any of its Restricted Subsidiaries is named as a party that is pending or, to the knowledge of Parent, the Borrower or any of its Restricted Subsidiaries, threatened in writing;

(d)                                 neither Parent, the Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;

(e)                                  neither Parent, the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Law or Environmental Liability; and

(f)                                   neither Parent, the Borrower nor any of its Restricted Subsidiaries has assumed or retained by contract any Environmental Liability.

3.17                        Accuracy of Information, etc.  No written statement or written information (other than projections and pro forma financial information and information of a general economic nature or general industry nature) contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished to the Arranger, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole with all such other written statements, written information, documents and certificates, contained as of the date such written statement, written information, document or certificate was so dated or certified, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were delivered, contained herein or therein not materially misleading (after giving effect to all written updates thereto delivered by or on behalf of any Loan Party prior to the Closing Date).  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by Parent and the Borrower to be reasonable as of the date such information is dated or certified, it being recognized by the Lenders that such projections and financial information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and financial information may differ from the projected results set forth therein by a material amount.

3.18                        Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  Subject to the terms of Section 5.10(d), in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the appropriate filing offices and such other filings as are specified by the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations (as defined in the

Guarantee and Collateral Agreement), in each case prior to the Liens of any other Person (except Permitted Liens).

(b)                                 Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices designated by the Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents).

3.19                        Solvency.  After giving effect to the Existing Credit Agreement Refinancing, the other Transactions to be consummated on the Closing Date and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith on the Closing Date, and after giving effect to Sections 2.1(b) and 2.2 of the Guarantee and Collateral Agreement, on the Closing Date the Loan Parties, on a consolidated basis, are Solvent.

3.20                        Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).

3.21                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 4.                            CONDITIONS PRECEDENT

4.1                               Conditions to Initial Extension of Credit.  The agreement of each Lender to amend and restate the Existing Credit Agreement in the form of this Agreement and to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction or waiver by the Administrative Agent, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                 Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Parent and the Borrower, (ii)

an executed signature page from each Lender party to this Agreement on the Closing Date and (iii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Parent, the Borrower and each Subsidiary Guarantor.

(b)                                 Existing Credit Agreement Refinancing.

(i)                                     The Borrower shall have paid all interest, fees and commissions accrued under the Existing Credit Agreement through the Closing Date.

(ii)                                  The Lenders shall have made such payments and assignments among themselves and to the lenders under the Existing Credit Agreement, as directed by the Administrative Agent, so that the Commitments, Loans and Letters of Credit outstanding on the Closing Date are held by the Lenders in accordance with this Agreement.  Commitments, Loans and Letters of Credit (each as defined in the Existing Credit Agreement) made or issued under the Existing Credit Agreement and outstanding on the Closing Date shall be continued outstanding hereunder as Commitments, Loans and Letters of Credit hereunder as amended and restated hereby.  Pursuant to the foregoing, funding for any Lender on the Closing Date may be made on a net basis and Loans may be continued, in each case as directed by the Administrative Agent.

(c)                                  [Reserved.]

(d)                                 Fees.  All reasonable and documented out-of-pocket costs, fees, expenses (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses) and other compensation payable by Borrower to the Lenders, the Arranger, the Syndication Agent, and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent or Administrative Agent, on or before the Closing Date shall have been paid to the extent then due; provided that legal fees and expenses shall be limited to fees and expenses of one outside legal counsel for the Lenders, the Arranger, the Syndication Agent, the Administrative Agent and the Administrative Agent, taken together, and any necessary local or foreign counsel.

(e)                                  Solvency Certificate.  The Lenders shall have received a reasonably satisfactory solvency certificate by the chief financial officer of the Borrower with respect to the solvency of the Loan Parties, on a consolidated basis, after giving effect to the Transactions.

(f)                                   Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g)                                  Other Certifications.  To the extent requested by the Administrative Agent, the Administrative Agent shall have received the following:

(i)                                     a copy of the charter or other similar organizational document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, except with respect to General Nutrition Investment Company, which shall be delivered pursuant to Section 5.14; and

(ii)                                  a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter or other similar organizational document of such Loan Party and each amendment thereto on file in such office and, if available, certifying that (A) such amendments are the only amendments to such Person’s charter on file in such office and (B) such Person is duly organized and in good standing or full force and effect under the laws of such jurisdiction.

(h)                                 Legal Opinion.  The Administrative Agent shall have received the executed legal opinion of McGuire Woods LLP, counsel to Parent, the Borrower and its Subsidiaries, substantially in the form of Exhibit F and in substance reasonably satisfactory to the Administrative Agent.

(i)                                     Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  Except as otherwise agreed by the Administrative Agent, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (if such shares are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Exhibit A to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note required to be delivered by the Loan Parties pursuant to the Guarantee and Collateral Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)                                    [Reserved];

(k)                                 Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law (in each case as reasonably requested by the Administrative Agent) (subject to the terms of Section 5.10(d)) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

4.2                               Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  Financial Covenant Compliance.  In the case of a Borrowing of Revolving Credit Loans or Swingline Loans, if the Financial Covenant is or would be in effect on such date after giving effect to such Borrowing, the Borrower shall be in Pro Forma Compliance with the Financial Covenant as of the last day of the Relevant Reference Period after giving effect to such extension of credit requested by the Borrower to be made on such date.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by Parent and the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.                            AFFIRMATIVE COVENANTS

Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with Section 2.8(j) or otherwise backed by another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Parent and the Borrower shall and shall cause each of the Borrower’s Restricted Subsidiaries to:

5.1                               Financial Statements.  Furnish to the Administrative Agent for further delivery to each Agent and each Lender:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(c)                                  together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of the Borrower that directly or indirectly owns all of the Capital Stock of the Borrower or (B) the Borrower’s (or any direct or indirect parent company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower and if requested by the Administrative Agent, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a report by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception or qualification arising out of the scope of such audit).

5.2                               Certificates; Other Information.  Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (i), to the relevant Lender:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession); provided such certificate shall not be required to be delivered if Parent and the Borrower have used commercially reasonable efforts to cause such certificate to be delivered by such accountants or such accountants have informed Parent or the Borrower that such accountants are not able or willing to provide such certificate;

(b)                                 concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b), (i) a certificate of a Responsible Officer stating that, such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate (provided such Compliance Certificate shall not be required to deliver calculations with respect to the Financial Covenant unless the Financial Covenant was in effect on the last day of such fiscal quarter or fiscal year), (y) to the extent not previously disclosed to the Administrative Agent in writing, a listing of (A) any store openings or closings since the last such certificate (or, since the Closing Date, in the case of the first such certificate delivered after the Closing Date) delivered and any new warehouse or distribution locations within the United States or otherwise where any Loan Party keeps material inventory or equipment and of (B) any registered Intellectual Property acquired, created, developed, or exclusively licensed by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (C) any new Restricted Subsidiary since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c)                                  as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a statement of all material assumptions used in preparation of such budget) (collectively, the “Projections”), which Projections shall set forth such information on a quarterly basis and in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made (it being understood that the Projections are based upon good faith estimates and assumptions believed by management of Parent and the Borrower to be reasonable at the time made, it being recognized that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount);

(d)                                 to the extent that the Borrower (or a direct or indirect parent company of Borrower) is not otherwise required to file reports on form 10-K or 10-Q with the SEC, within 45 days after the end of each of the first three fiscal quarters of the Borrower in each fiscal year, or within 90 days after the fourth fiscal quarter of the Borrower in each fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(e)                                  promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party from, or material statement or material report furnished to, any holder which is not an Affiliate of Parent of Material Debt and not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2;

(f)                                   within ten days after the same are sent, copies of all reports that Parent or the Borrower or any of its Restricted Subsidiaries sends to the holders of any class of its public equity securities and, within ten days after the same are filed, copies of all reports that Parent or the Borrower or any of its Restricted Subsidiaries may make to, or file with, the SEC (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2; in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings;

(g)                                  [Reserved];

(h)                                 promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary as the Administrative Agent may from time to time reasonably request (on its own behalf or on behalf of any Lender); and

(i)                                     concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.2, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information.  Parent and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Parent, the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.2 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Parent, the Borrower, its Subsidiaries and their securities.

5.3                               Payment of Obligations.  Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its material tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Parent, the Borrower or its Restricted Subsidiaries, as the case may be or (b) where the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to have a Material Adverse Effect.

5.4                               Conduct of Business and Maintenance of Existence, etc.  (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Parent and the Borrower) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and applicable Requirements of Law, except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.5                               Maintenance of Property; Insurance.  (a) Except as would not reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business (in the good faith belief of the Borrower) in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance (or, with respect to inventory and equipment at the retail store level, a program of self-insurance) on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business; provided that such insurance shall not be required to cover ephedra products or other products for which insurance is not available or is not available on commercially reasonable terms.

5.6                               Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Parent, the Borrower and its Restricted Subsidiaries with officers and employees of Parent, the Borrower and its Restricted Subsidiaries and with their respective independent certified public accountants (subject to such accountants’ policies and procedures).  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to two per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the Borrower’s expense); provided, however, that unless a Default or an Event of Default exists, such inspections for environmental matters shall be limited to no more than once per fiscal year and at all times such inspections for environmental matters shall be limited to non-instrusive and non-invasive visual observations.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 5.6, none of Parent, the Borrower or any of the Restricted

Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7                               Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                 knowledge by the Borrower or Parent of the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default (or alleged default) under any Contractual Obligation (other than the Loan Documents) of Parent, the Borrower or any of its Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Parent, the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, that in the case of either of clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding against Parent, the Borrower or any of its Restricted Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(d)                                 the following events to the extent such events would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Parent or the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to give rise to a lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                                  any other development or event that results in or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) Parent, the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

5.8                               Environmental Laws.  (a)  Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any release or threatened release of Hazardous Materials, except, in each case, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.9                               [Reserved].

5.10                        Additional Collateral, etc.  (a)  With respect to any personal Property acquired, created or developed (including, without limitation, the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any Loan Party (other than Excluded Assets), promptly (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in such Property to the extent required under the Guarantee and Collateral Agreement, including without limitation, the filing of UCC financing statements in such United States jurisdictions as may be required by the Guarantee and Collateral Agreement or by applicable law.

(b)                                 With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party and which is not primarily used as a retail store location, as soon as reasonably practicable and in any case on or prior to 30 days after such acquisition or such later date as the Administrative Agent shall agree (i) execute and deliver a first priority Mortgage (subject to Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Administrative Agent for the benefit of the Secured Parties with title and extended (to the extent available without surveys) coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such lower amount as shall be reasonably specified by the Administrative Agent) as well as, if available and reasonably requested by the Administrative Agent, a current ALTA survey thereof, together with a surveyor’s certificate (in form and substance reasonably satisfactory to the Administrative Agent), each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of local counsel and counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, and (iv) if such Mortgaged Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because improvements on such Mortgaged Property are located in an area which has been identified by the Secretary of Housing and Urban Development as a “special flood hazard area,” provide to the Administrative Agent (i) evidence of a policy of flood insurance that (A) covers such improvements and (B) is written in an amount reasonably satisfactory to the Administrative Agent (not to exceed 100% of the value of such improvements) and (ii) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c)                                  With respect to any new Restricted Subsidiary that would constitute a Guarantor within the meaning of that term created or acquired after the Closing Date (other than Excluded Subsidiaries) by a Loan Party promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Restricted Subsidiary that is owned by such Loan Party (other than Excluded Assets), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party to the extent required by the Guarantee and Collateral Agreement, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Restricted Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by applicable law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above.

(d)                                 Notwithstanding the foregoing provisions of this Section 5.10 or any other provision hereof or of any other Loan Document, (i) the Borrower and Guarantors shall not be required to grant a security interest in any Excluded Assets, (ii) Liens required to be granted pursuant to this Section 5.10, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Security Documents on the Closing Date (or as created or amended after the Closing Date with the approval of the Borrower), (iii) no Loan Party shall be required to take any actions outside the United States to create or perfect any Liens on the Collateral (including, without limitation, any intellectual property registered in any jurisdiction outside the United States) and no Security Document shall be governed by the laws of any jurisdiction outside the United States, (iv) the Loan Parties shall not be required to deliver any landlord waivers, estoppels, collateral access agreements or bailee letters and (v) the Loan Parties shall not be required to deliver control agreements or otherwise deliver perfection by “control” (within the meaning of the Uniform Commercial Code) (including with respect to deposit accounts, securities accounts and commodities accounts), other than delivery of stock certificates of Subsidiaries and instruments and debt securities (and related stock powers and endorsements) to the extent required by the Security Documents, that do not constitute Excluded Assets.

5.11                        Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in Section 3.15.

5.12                        Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets and subject to the terms of Section 5.10(d).  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any United States Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization, subject to the terms of Section 5.10(d).

5.13                        Maintenance of Ratings.  At all times, Borrower shall use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to the Borrower and the Facility.

5.14                        Post-Closing Obligations.  The Borrower shall deliver or cause to be delivered within 10 Business Days of the Closing Date (or such longer period as may be agreed upon by the Administrative Agent), a copy of the charter of General Nutrition Investment Company and any amendments thereto, certified (as of a date reasonably near the delivery date) as being a true and correct copy thereof by the Secretary of State of Arizona.

5.15                        Designation of Subsidiaries.  (a)  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) if the Financial Covenant is then in effect, immediately after giving effect to such designation the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis as of the last day of the relevant Reference Period, with the Financial Covenant and the Borrower shall have delivered to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of any other Indebtedness with recourse to the Parent, the Borrower or a Restricted Subsidiary and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary.

(b)                                 The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the board of directors of the Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.8 (as determined at the time of such designation).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in such Unrestricted Subsidiary; provided that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.8, upon a redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an outstanding Investment in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the portion of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) solely for purposes of Section 5.10(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation.  Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Borrower.

SECTION 6.                            NEGATIVE COVENANTS

Parent and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any undrawn and unexpired Letter of Credit remains outstanding (unless such Letter of Credit has been cash collateralized in a manner consistent with the requirements of Section 2.8(j) or backed with another letter of credit in a manner reasonably satisfactory to the applicable Issuing Bank) or any Loan or other amount (excluding Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Parent and the Borrower shall not, and shall not permit any of the Borrower’s Restricted Subsidiaries to:

6.1                               Financial Condition Covenant.  With respect to the Revolving Credit Facility and only if the Financial Covenant is then in effect on the last day of the applicable fiscal quarter, permit the Consolidated Senior Secured Leverage Ratio as at the last day of any fiscal quarter of the Borrower to exceed 4.25 to 1.00.

6.2                               Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness pursuant to any Loan Document;

(b)                                 Indebtedness of (i) Parent to the Borrower, (ii) the Borrower to Parent, (iii) Parent or the Borrower to any Restricted Subsidiary and (iv) any Subsidiary Guarantor to Parent, the Borrower or any other Restricted Subsidiary; provided that any such Indebtedness for borrowed money that is owed by any Loan Party to any Excluded Subsidiary of the Borrower shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein;

(c)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d) and intercompany Indebtedness outstanding on the Closing Date;

(e)                                  Guarantee Obligations (i) made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) of Parent, the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted to be incurred by Parent, the Borrower or such Restricted Subsidiary, as the case may be, under this Section 6.2; provided that if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be subordinated to the guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(f)                                   [Reserved];

(g)                                  Indebtedness of the Borrower or any Restricted Subsidiary that is incurred or assumed in connection with any acquisition of property, or of any Person that becomes a Restricted Subsidiary acquired pursuant to any Permitted Acquisition or other Investment permitted under Section 6.8; provided that such Indebtedness was not incurred (x) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such acquisition or property or Permitted Acquisition or Investment or (y) otherwise in connection with, or in contemplation of, such acquisition or property or Permitted Acquisition or Investment;

(h)                                 Indebtedness of Excluded Subsidiaries; provided that the aggregate principal amount of such Indebtedness shall not exceed $20,000,000 at any time outstanding;

(i)                                     unsecured Indebtedness of Parent, the Borrower and the Restricted Subsidiaries; provided that:

(i) at the time of the incurrence of such Indebtedness and immediately after giving effect thereto, no Default or Event of Default shall exist or be continuing;

(ii) the documentation governing such Indebtedness contains customary market terms for the type of Indebtedness then being issued pursuant to Rule 144A transactions as long as such terms (other than (x) interest rate, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment or redemption provisions, and (y)  terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)) in the aggregate are not more restrictive than those set forth in the Loan Documents;

(iii) immediately after giving effect to the incurrence of such Indebtedness, (x) the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall not exceed 5.00 to 1.00 and (y) the Borrower shall be in Pro Forma Compliance with the Financial Covenant (if the Financial Covenant is in effect on the date such

Indebtedness is incurred), in each case as if such Indebtedness had been outstanding on the last day of such Relevant Reference Period;

(iv) the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower demonstrating such covenant compliance in reasonable detail;

(v) no more than $10,000,000 in principal amount of Indebtedness of Restricted Subsidiaries which are not Loan Parties incurred pursuant to this Section 6.2(i) may be outstanding at any time; and

(vi) such Indebtedness does not have any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than, (x) upon the occurrence of an asset sale or other Disposition or casualty event (subject to reinvestment rights that are in the aggregate no less favorable to the Borrower than those under this Agreement and to rights in respect of the application of the Net Cash Proceeds thereof to the prior repayment of, or offer to repay, the Term Loans), (y) upon the occurrence of a change of control event and (z) customary acceleration rights following an event of default)  prior to the date that is 180 days after the then Latest Maturity Date and the Weighted Average Life to Maturity of such Indebtedness is not less than 180 days longer than the Weighted Average Life to Maturity of the then outstanding Term Loans (as determined on the date of incurrence of such Indebtedness);

(j)                                    to the extent constituting Indebtedness, Cash Management Obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k)                                 to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets or any Investment permitted to be acquired or made hereunder or any Disposition permitted hereunder;

(l)                                     Indebtedness of a Foreign Subsidiary which would be permitted as an Investment pursuant to Sections 6.8(l), 6.8(m), 6.8(n) and 6.8(z);

(m)                             Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;

(n)                                 Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)                                 Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against exposure to interest rates, commodity prices or foreign exchange rates;

(p)                                 Indebtedness of Parent pursuant to the Subordinated Intercompany Note, the proceeds of which are used in lieu of making Restricted Payments in cash to Parent otherwise permitted by Section 6.6;

(q)                                 additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $75,000,000 at any one time outstanding; and

(r)                                    Permitted Term Loan Refinancing Indebtedness and Guarantee Obligations by the Guarantors in respect thereof;

(s)                                   Indebtedness representing deferred compensation or similar obligations to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(t)                                    Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted hereunder constituting acquisitions of Persons or businesses or divisions;

(u)                                 Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 90 days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be;

(v)                                 Indebtedness in respect of performance, bid, release, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business;

(w)                               Indebtedness in respect of letters of credit issued for the account of any of the Restricted Subsidiaries to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any one time outstanding;

(x)                                 Indebtedness incurred in the ordinary course of business with respect to customer deposits and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of Indebtedness;

(y)           Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2 (c), (d), (g) and (i) above; and

(z)           to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2 (a) through (y) above.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2.  The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

6.3          Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes, assessments or governmental charges or levies not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP);

(b)           (i) carriers’, warehousemen’s, landlord’s, mechanics’, contractor’s, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained in the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any

Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c)           (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent, the Borrower or any Restricted Subsidiaries;

(d)           deposits by or on behalf of the Borrower or any of its Restricted Subsidiaries to secure the performance of bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(f)            Liens in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.10 hereof, on the date of such policies) and either (i) listed on Schedule 6.3(f), for Liens in existence on the date hereof, or (ii) disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof; and Replacement Liens in respect thereof;

(g)           Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 6.2(c) (and related obligations) to finance the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets or the refinancing thereof, provided that (i) such Liens shall be created within 270 days of the acquisition or replacement or completion of such construction, installation, repair or improvement or refinancing of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided that, in each case, individual financings of equipment provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment provided by such lender or lessor; and Replacement Liens in respect thereof;

(h)           Liens created pursuant to the Loan Documents;

(i)            any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed and any Liens on such lessor’s, sublessor’s, licensee or sub-licensee’s interest or title;

(j)            Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k)           Liens existing on property at the time of its acquisition or existing on the property of a Person which becomes a Restricted Subsidiary of the Borrower after the date hereof; provided that (i) such Liens existed at the time such property was acquired or such Person became a Restricted Subsidiary of the Borrower, (ii) such Liens were not granted in connection with or in contemplation of the applicable acquisition, Permitted Acquisition or Investment and (iii) any Indebtedness secured thereby is permitted by Section 6.2(g), (iv) such Liens are not expanded to cover additional Property (other than proceeds and products thereof; and (v) the aggregate principal amount of Indebtedness secured by such Liens does not exceed $60,000,000 at any time; and Replacement Liens in respect thereof;

(l)            Liens on the assets of Excluded Subsidiaries which secure Indebtedness permitted pursuant to Section 6.2(h) (and related obligations);

(m)          Liens consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash and Cash Equivalents in favor of banks or other financial or depository institutions in the ordinary course of business;

(n)           Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(o)           [Reserved];

(p)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q)           (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by Parent, the Borrower or any Restricted Subsidiary, in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including, without limitation, operating account arrangements and those involving pooled accounts and netting arrangements); provided that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(r)            licenses and sublicenses of Intellectual Property granted by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(s)            UCC financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;

(t)            Liens on property purportedly rented to, or leased by, the Borrower or any of its Restricted Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.11, (ii) such Liens do not encumber any other property of the Borrower or its Restricted Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(u)           Liens on the assets of Foreign Subsidiaries that secure Indebtedness permitted pursuant to Section 6.2(m) (and related obligations);

(v)           Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of any of the foregoing, and any Guarantee Obligations by the Guarantors in respect thereof; provided that (x) any such Liens securing any Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing thereof (and Guarantee Obligations by the Guarantors in respect thereof) are subject to a First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Junior Secured Refinancing Debt or Permitted Refinancing thereof (and Guarantee Obligations by the Guarantors in respect thereof) are subject to a Second Lien Intercreditor Agreement;

(w)          good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.8(v)) or letter of intent or purchase agreement permitted hereunder;

(x)           Liens not otherwise permitted by this Section 6.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Restricted Subsidiaries) $50,000,000 at any one time outstanding;

(y)           Liens securing Refinancing Indebtedness permitted by Section 6.2(y) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(z)           Liens in favor of the Borrower or a Restricted Subsidiary securing intercompany Indebtedness permitted hereunder;

(aa)         Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Sections 6.8(g), 6.8(i), 6.8(y), 6.8(z), 6.8(ff) or 6.8(gg) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(bb)         Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.8; provided such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(cc)         Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(dd)         ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located; and

(ee)         Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Borrower or any of its Subsidiaries in the ordinary course of business, to secure the obligations of the Borrower or any of its Subsidiaries to such credit card issuers and credit card processors as a result of fees and chargebacks.

6.4          Limitation on Fundamental Changes.  Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) and any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into any Restricted Subsidiary (provided that (i) a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or (ii) simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.10 in connection therewith);

(b)           any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its Property or business (i) (upon liquidation, windup, dissolution or otherwise) to the Borrower or any other Loan Party or (ii) pursuant to a Disposition permitted by Section 6.5;

(c)           any Foreign Subsidiary may (i) be merged or consolidated or amalgamated with or into any other Foreign Subsidiary, or (ii) Dispose of any or all of its assets to (upon voluntary liquidation, windup, dissolution or otherwise) any other Foreign Subsidiary;

(d)           any merger or consolidation the sole purpose of which is to reincorporate or reorganize a Loan Party or Restricted Subsidiary in another jurisdiction in the United States; provided that, in the case of any such merger or consolidation involving a Loan Party, a Loan Party is the surviving, continuing or resulting Person (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor) and the Borrower shall comply with Section 5.10 in connection therewith;

(e)           any Domestic Subsidiary which is not a Guarantor may (i) be merged or consolidated with or into any other Domestic Subsidiary which is not a Guarantor or (ii) Dispose of any or all of its assets to (upon voluntary liquidation, windup, dissolution or otherwise) any other Domestic Subsidiary which is not a Guarantor;

(f)            any Investment permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation; provided that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor) and the Borrower shall comply with Section 5.10 in connection therewith; and

(g)           (i) any Restricted Subsidiary of the Borrower (other than an Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if the Borrower determines in good faith that such dissolution, liquidation or winding up is not materially disadvantageous to the Lenders, and (ii) any Excluded Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect.

6.5          Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Parent, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete or worn out property in the ordinary course of business;

(b)           the sale of inventory and equipment held for sale in the ordinary course of business;

(c)           Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d)           (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any other Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Excluded Subsidiary; provided that any Guarantor’s ownership interest therein is not diluted; (ii) the sale or issuance of any Capital Stock of any Foreign Subsidiary (provided that any Net Cash Proceeds thereof are (x) held as cash on the balance sheet or applied to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of the Borrower and its Restricted Subsidiaries or (y) to the extent not held or applied pursuant to the foregoing clause (x), applied to prepay Term Loans pursuant to Section 2.15(b)); and (iii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e)           the sale of assets in connection with the closure of stores and the Disposition of franchises and stores (and related assets) in the ordinary course of business;

(f)            the Disposition of cash or Cash Equivalents;

(g)           (i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial Intellectual Property;

(h)           the lease, sublease, license or sublicense of property  which is described in Section 6.3(i);

(i)            the Disposition of surplus or other property no longer used or useful in the business of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(j)            the Disposition of other assets having a fair market value not to exceed $50,000,000 in the aggregate in any fiscal year;

(k)           the Disposition of assets subject to or in connection with any Recovery Event;

(l)            Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m)          Dispositions consisting of Investments permitted by Section 6.8;

(n)           Dispositions consisting of Liens permitted by Section 6.3;

(o)           Dispositions of assets pursuant to Sale and Leaseback Transactions permitted pursuant to Section 6.11;

(p)           Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.8;

(q)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r)            Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (and not for financing purposes);

(s)            the unwinding of any Hedge Agreement; and

(t)            Intellectual Property Transfers to any Person, that, prior to such Disposition, is a Foreign Subsidiary.

6.6          Limitation on Restricted Payments.  Declare or pay any dividend on (other than dividends payable solely in Qualified Capital Stock of the Person making the dividend so long as the ownership interest of any Guarantor in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Parent, the Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a)           any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b)           the Borrower and Parent may pay dividends to permit Parent or any direct or indirect holding company of Parent to, and Parent may, (i) purchase Capital Stock of Parent (or any direct or indirect holding company of Parent) from future, present or former officers, directors, managers, employees or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of Parent (or any direct or indirect holding company of Parent), the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of such officer, director, manager, employee or consultant or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with or for the benefit of any such officer, director, manager, employee or consultant and (ii) pay dividends the proceeds of which will be used to purchase Capital Stock of Parent (or any direct or indirect holding company of Parent) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing); provided, that the aggregate amount of Restricted Payments (disregarding any such Restricted Payments made by the Borrower to Parent to permit Parent to make corresponding Restricted Payments) made under this paragraph subsequent to the date hereof (net of any proceeds received by Parent and contributed to the Borrower subsequent to the date hereof in connection with resales of any Capital Stock so purchased) shall not exceed $5,000,000 in any fiscal year (and unused amounts not used in any fiscal year may be carried forward to the next succeeding fiscal year) and $20,000,000 in the aggregate (provided that such amounts shall be increased by an amount equal to the cash proceeds of key man life insurance policies received by Parent, the Borrower and its Restricted Subsidiaries after the Closing Date);

(c)           the Borrower and Parent may pay dividends to permit Parent or any direct or indirect parent company of Parent to (i) pay operating costs and expenses and other corporate overhead costs and expenses (including, without limitation, (A) directors’ fees and expenses and administrative, legal, accounting, filings and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of Parent or any direct or indirect parent company of Parent), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of Parent, the Borrower and the Restricted Subsidiaries, are reasonable and incurred in the ordinary course of business, (ii) (A) pay any taxes which are due and payable by the Parent or any direct or indirect parent company of the Parent as the parent of a consolidated, combined, unitary or other similar group that includes the Borrower and its Restricted Subsidiaries or, in the case of such direct or indirect parent company, the Parent, the Borrower and its Restricted Subsidiaries; provided that the amount payable under this clause (ii)(A) shall not exceed the aggregate amount of taxes (including any penalties and interest) that the Parent, the Borrower and its Restricted Subsidiaries would owe if the Parent, the Borrower and its Restricted Subsidiaries were filing separate tax returns (or if Parent were filing a separate consolidated or combined return with Borrower and its Restricted Subsidiaries that are members of the consolidated or combined group) taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Parent, the Borrower and such Restricted Subsidiaries from other taxable years (such aggregate amount the “Maximum Tax Distribution Amount”) and (B) with respect to any taxable year ending after the date hereof (a “Specified Taxable Year”) for which any direct or indirect parent company of Parent files a tax return as the parent of a consolidated, combined, unitary or other similar group that includes Parent, the Borrower and its Restricted Subsidiaries, if the amount permitted to be paid under clause (ii)(A) with respect to such Specified Taxable Year is less than the Maximum Tax Distribution Amount for such Specified Taxable Year, pay, in the following taxable year, a dividend to such direct or indirect parent company of Parent equal to the excess of the Maximum Tax Distribution Amount with respect to such Specified Taxable Year over the amount permitted to be paid under clause (ii)(A) with respect to such Specified Taxable Year; provided that if there is any subsequent adjustment to any taxes (including any penalties and interest), tax attribute, or tax return of the Parent, the Borrower or  its Subsidiaries or any direct or indirect parent company of Parent, the amount permitted to be paid under this clause (ii) with respect to a taxable year shall be redetermined in light of such adjustment and, (x) to the extent such redetermined amount exceeds the amount previously paid under this clause (ii) with respect to such taxable year, an additional amount equal to such excess shall be permitted to be paid in the  year the adjustment is made and (y) to the extent such redetermined amount is less than the amount previously paid under this clause (ii), the aggregate amount of the future payments permitted by this clause (ii) shall be reduced by the amount of such shortfall (it being expressly understood and agreed that any amounts paid pursuant to this clause (ii) prior to such adjustment shall be permitted regardless of such adjustment), (iii) pay taxes which are not determined by reference to income, but which are imposed on Parent or any direct or indirect parent company of Parent as a result of Parent’s or such parent company’s ownership of the equity of Parent or the Borrower or any direct or indirect parent company of Parent, as the case may be, but only if and to the extent that Parent or such parent company has not received cash or other property in connection with the events or transactions giving rise to such taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary, as shall be necessary to pay the tax liabilities of Unrestricted Subsidiaries or tax liabilities of Parent or any direct or indirect parent company of Parent attributable to Unrestricted Subsidiaries, (v) pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, (vi) to finance any Investment permitted to be made hereunder (so long as (A) such dividends shall be made substantially concurrently with the closing of such Investment and (B) Parent and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.10 and 6.4)), (vii) to pay costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement (other than any such offering intended to benefit Subsidiaries of any such parent company other than Parent, the Borrower and its Subsidiaries) and (viii) to make payments permitted under Section 6.10 (but only to the extent such payments have not been and are not expected to be made directly by the Borrower or a Restricted Subsidiary); provided that dividends paid pursuant to this Section 6.6(c) (other than dividends paid pursuant to clause (ii)

above) are used by Parent or any direct or indirect parent holding company of Parent for such purpose within 45 days of the receipt of such dividends or are refunded to the Borrower;

(d)           the Borrower may pay cash dividends to Parent to permit Parent to pay cash dividends, and Parent shall be permitted to pay such dividends to the holders of Parent’s Capital Stock (or make other Restricted Payments with the proceeds of such dividends) in an amount (disregarding any such dividends made by the Borrower to Parent to permit Parent to make corresponding dividends) not to exceed (i) $50,000,000 in any fiscal year of the Borrower plus (ii) amounts in excess of $50,000,000, so long as immediately after giving effect to such Restricted Payments under this clause (ii) the Consolidated Net Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall not exceed 2.75 to 1.00; provided that, in each such case, no Specified Default has occurred and is continuing;

(e)           any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Restricted Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividends receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends);

(f)            any non-Guarantor Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to any Restricted Subsidiary of the Borrower which owns the equity interests in such non-Guarantor Restricted Subsidiary;

(g)           Parent may make Restricted Payments to its equity holders in the form of Capital Stock of Parent;

(h)           the Borrower may pay cash dividends to Parent to permit Parent to pay cash dividends, and Parent shall be permitted to pay such dividends to the holders of Parent’s Capital Stock (or make other Restricted Payments with the proceeds of such dividends) equal to the Available Basket so long as (i) no Specified Default shall have occurred and be continuing and (ii) immediately after giving effect to such Restricted Payments the Consolidated Net Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the Relevant Reference Period, shall not exceed 4.00 to 1.00;

(i)            [Reserved];

(j)            [Reserved];

(k)           to the extent constituting Restricted Payments, Parent, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions permitted by Section 6.4 and Sections 6.8(d) and (x);

(l)            repurchases of Capital Stock in Parent, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights (as long as Parent, the Borrower and the Restricted Subsidiaries make no payment in connection therewith that is not otherwise permitted hereunder); and

(m)          Parent, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any Investment permitted hereunder;

provided that any Restricted Payments permitted to be paid in cash pursuant to this Section 6.6 may be made as an Investment  (including an Investment in a Person that would be the ultimate recipient of the proceeds of such Restricted Payment) pursuant to Section 6.8(x) (which Investment may be made by the Person who would have been  permitted  to make such Restricted Payment or by any Restricted Subsidiary of such Person) and the amount of any such Investment (less the aggregate amount of all Returns on such Investment up to the original amount of such Investment) shall reduce the relevant amounts permitted to be made as a Restricted Payment under this Section 6.6 on a dollar for dollar basis.

6.7          [Reserved].

6.8          Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b)           investments in cash and Cash Equivalents;

(c)           Investments arising in connection with the incurrence of Indebtedness permitted by Sections 6.2(b) and 6.2(e) and, to the extent constituting intercompany Indebtedness, Section 6.2(d), 6.2(g) and 6.2(p);

(d)           loans and advances to employees, officers, directors, managers and consultants of Parent (or any direct or indirect parent company thereof to the extent relating to the business of Parent, the Borrower and the Restricted Subsidiaries), the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(e)           [Reserved];

(f)            Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount; provided, that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by the Borrower or any Subsidiary Guarantor;

(g)           Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.8(c)) by Parent, the Borrower or any of its Restricted Subsidiaries in any Person that, prior to or concurrently with such Investment, is or becomes a Subsidiary Guarantor;

(h)           Investments consisting of notes payable by franchisees to the Borrower or any Subsidiary Guarantor in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(i)            Investments by the Borrower and the Restricted Subsidiaries constituting the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, (x) a Wholly Owned Subsidiary of the Borrower or (y) a Foreign Subsidiary (including as a result of a merger or consolidation); (each, a “Permitted Acquisitions”); provided that

(i)            (1) immediately prior to and after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, if the Financial Covenant is in effect on the date such Permitted Acquisition is consummated, the Borrower shall be in Pro Forma Compliance for the relevant Reference Period with the Financial Covenant and the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(ii)           all of the applicable provisions of Section 5.10 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition; and

(iii)          the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed $50,000,000;

(j)            Investments received in connection with the bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(k)           (i) advances of payroll payments to employees, officers, directors and managers of Parent, the Borrower and the Restricted Subsidiaries in the ordinary course of business; and (ii) any Loan Party may make Investments consisting of loans to employees, officers, directors and managers of the Loan Parties in an aggregate principal amount not to exceed $5,000,000, at any time outstanding;

(l)            Investments by the Borrower or any of its Restricted Subsidiaries in Excluded Subsidiaries and joint ventures in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(m)          Investments by the Borrower or any of its Restricted Subsidiaries in any Person, that, prior to such Investment, is a Foreign Subsidiary (i) in an aggregate amount not to exceed (1) $75,000,000 plus (2) up to an additional $75,000,000 if (for purposes of this clause (2) only), immediately after giving effect thereto, the Consolidated Net Senior Secured Leverage Ratio does not exceed 3.00 to 1.00 on a Pro Forma Basis for the Relevant Reference Period plus (3) the aggregate amount of all mandatory prepayments of Term Loans made pursuant to Section 2.15 attributable to or in respect of any Foreign Asset Sale, Foreign Recovery Event, Foreign Indebtedness Event or Excess Cash Flow attributable to Foreign Subsidiaries, in each case to the extent the repatriation of money by such Foreign Subsidiary to finance such prepayment was subject to material tax, or (ii) in the form of Intellectual Property Transfers;

(n)           Investments by (i) the Borrower in any Subsidiary Guarantor, (ii) Parent or any of its Restricted Subsidiaries in the Borrower or any Subsidiary Guarantor and (iii) any Foreign Subsidiary that in any other Foreign Subsidiary and (iv) any Domestic Subsidiary that is not a Guarantor in any other Domestic Subsidiary that is not a Guarantor;

(o)           Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5, so long as such notes and deferred payment obligations do not exceed $20,000,000 in the aggregate, net of recoveries and distributions thereon received in cash by any Loan Party, at any time outstanding;

(p)           Investments existing on the Closing Date and identified on Schedule 6.8(p) and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except by the terms of such original Investment or as otherwise permitted by this Section 6.8);

(q)           the Borrower and its Restricted Subsidiaries may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;

(r)            Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(s)            [Reserved];

(t)            Investments consisting of Restricted Payments permitted by Section 6.6;

(u)           Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Borrower; provided that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(v)           Investments consisting of good faith deposits made in accordance with Section 6.3(w);

(w)          [Reserved];

(x)           cash Investments (including in the form of intercompany loans) made by Parent, the Borrower or any Restricted Subsidiary in their respective direct and indirect equity holders in lieu of paying such cash as a Restricted Payment permitted by Section 6.6, provided that the aggregate amount of such Investments (valued as of the date made) shall not exceed the amount that would have otherwise been permitted as a Restricted Payment in cash pursuant to Section 6.6 (without giving effect to the proviso at the end of such section);

(y)           Investments made up to the amount of the Available Basket;

(z)           in addition to Investments otherwise permitted by this Section, Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(aa)         deposits made in the ordinary course of business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;

(bb)         advances in connection with purchases of goods or services in the ordinary course of business;

(cc)         Guarantee Obligations permitted under Section 6.2 and, to the extent not constituting Indebtedness, other Guarantee Obligations entered into in the ordinary course of business;

(dd)         Investments consisting of Liens permitted under Section 6.3;

(ee)         Investments consisting of transactions permitted under Section 6.4;

(ff)          Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Parent or Capital Stock of any direct or indirect parent company of Parent (or the net cash proceeds of any issuance of Capital Stock by any direct or indirect parent company thereof); and

(gg)         Investments made by any Foreign Subsidiary to the extent such Investments are financed with the proceeds received by such Foreign Subsidiary from an Investment in such Foreign Subsidiary made pursuant to Sections 6.8(m) or 6.8(z).

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment.

6.9          Limitation on Optional Payments and Modifications of Junior Material Debt Instruments, etc.  (a) Make or offer in writing to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Junior Material Debt other than (i) by a refinancing with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(i) or 6.2(r), and Permitted Refinancing

Indebtedness in respect thereof that is permitted under Section 6.2, (ii) with the Available Basket, (iii) the conversion of such Junior Material Debt to Qualified Capital Stock of Parent or Capital Stock of any direct or indirect parent company of Parent or (iv) up to an aggregate principal amount not to exceed $25,000,000, or (b) amend, modify or otherwise change (pursuant to a waiver or otherwise), any of the terms of any Junior Material Debt (other than any such amendment, modification or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Parent, the Borrower or any of its Subsidiaries or (ii) does not otherwise adversely affect the Lenders in any material respect) unless (A) pursuant to a refinancing permitted by clause (a)(i) above, (B) such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (C) immediately after giving effect thereto such Junior Material Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Material Debt was incurred at such time and had not previously been incurred).

6.10        Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Parent, the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and upon fair and reasonable terms no less favorable to Parent, the Borrower and its Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, Parent, the Borrower and its Restricted Subsidiaries may (a) [Reserved], (b) enter into and consummate the transactions listed on Schedule 6.10, (c) make Restricted Payments permitted pursuant to Section 6.6, (d)(i) make Investments in Unrestricted Subsidiaries permitted by Section 6.8 and (ii) make Investments permitted by Section 6.8(x), (e) [Reserved], (f) enter into employment and severance arrangements with officers, directors, managers and employees of the Parent, the Borrower and the Restricted Subsidiaries and, to the extent relating to services performed for Parent, the Borrower and the Restricted Subsidiaries, pay director, officer and employee compensation (including, without limitation, bonuses) and other benefits (including, without limitation, retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided that any purchase of Capital Stock of Parent (or any direct or indirect holding company of Parent) in connection with the foregoing shall be subject to Section 6.6, (g) undertake the transactions arising out of agreements existing on the Closing Date and described or referred to under the caption “Certain relationships and related party transactions and director independence”, in the Form 10-K of Holdings most recently filed with the SEC prior to the Closing Date, other than in connection with the purchase or redemption of any Capital Stock of Parent or any holding company of Parent, (h) license on a non-exclusive basis Intellectual Property in the ordinary course of business (1) on an arm’s length basis to permit the commercial exploitation of such Intellectual Property between or among Affiliates of the Borrower and (2) to parent companies of the Parent in connection with their ownership of the Parent, (i) [Reserved], (j) issue or transfer Capital Stock (other than Disqualified Capital Stock) of Parent to any direct or indirect parent company of Parent or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent company thereof to the extent otherwise permitted by this Agreement, and (k) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Parent, the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder.

6.11        Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by Parent, the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Parent, the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Parent, the Borrower or such Restricted Subsidiary (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.5 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.3(t), (iv) the Sale and Leaseback Transaction would be permitted under Section 6.2, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.2.

6.12        Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.13        Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Parent, the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness or Guarantee Obligations in respect thereof, (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) (x) prohibitions and limitations in effect on the date hereof and listed on Schedule 6.13 and (y) to the extent such prohibitions and limitations described in clause (x) are set forth in an agreement evidencing Indebtedness, prohibitions and limitations set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such prohibitions and limitations, (i) customary provisions in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (j) prohibitions and limitations arising by operation of law, (k) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (l) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (m) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof (other than Indebtedness constituting any unsecured Junior Debt) as long as such pledges and restrictions do not restrict or impair the ability of the Parent, the Borrower and the Restricted Subsidiaries to comply with their obligations under the Loan Documents, (o) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business, (p) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or (q) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to Parent, the Borrower or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not affect the obligation or ability of Parent, the Borrower and the Restricted Subsidiaries to make any payments required to be made by it hereunder, become a Loan Party (to the extent so required by Section 5.10), perform obligations required to be performed by it under the Loan Documents (including obligations to provide Collateral and guarantees under the Loan Documents).

6.14        Limitation on Restrictions on Restricted Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay or subordinate any Indebtedness owed to, Parent, the Borrower or any other Restricted Subsidiary, (b) make Investments in the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under any agreements governing any Permitted Term Loan Refinancing Indebtedness or Guarantee Obligations in respect thereof, (iii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases entered into by the Borrower or any of its Restricted Subsidiaries so long as such net worth provisions would not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under this Agreement or any of the other Loan Documents, (v) any restriction with respect to

Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.14, agreements, restrictions and limitations described in clauses (a)-(q) of Section 6.13, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law.

6.15        Limitation on Lines of Business.  Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.16        Limitation on Activities of Parent.  In the case of Parent, notwithstanding anything to the contrary in this Agreement or any other Loan Document (a) (i) own any direct Subsidiary other than the Borrower or a Subsidiary that will be contributed to the Borrower, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in the Borrower and the Restricted Subsidiaries) unless such Investment will be contributed to the Borrower or (iii) create any Lien on the Capital Stock of the Borrower (other than Permitted Liens) or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the documentation for any Indebtedness of Parent permitted under Section 6.2, (iv) any transaction permitted under Section 6.4, (v) financing activities, the issuance of Capital Stock, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments in each case solely to the extent permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 6.6 pending application thereof and (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in the foregoing clauses (i) through (viii).

6.17        Use of Proceeds. Use, and cause the respective directors, officers, employees and agents of the Borrower and its Subsidiaries not to use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 7.         EVENTS OF DEFAULT

7.1          Events of Default.  If any of the following events shall occur and be continuing:

(a)           (i) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan or any Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by it at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality); or

(c)           Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Parent and the Borrower only), Section 5.7(a) or Section 6; provided that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Loan Facility until the date on which the Revolving Credit Lenders accelerate payment of the Revolving Credit Loans and terminate their Revolving Credit Commitments in accordance with this Section 7.1 or foreclose upon the Collateral with respect to the Revolving Credit Facility; and provided further, that prior to the time it becomes an Event of Default with respect to any Term Loan Facility, any Event of Default under this paragraph (c) based on the failure to observe or perform the Financial Covenant (a “Financial Covenant Event of Default”) may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Majority Facility Lenders under the Revolving Credit Facility (or by the Borrower and the Administrative Agent with the consent of the Majority Facility Lenders under the Revolving Credit Facility); or

(d)           Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent; or

(e)           Parent, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated

maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; and provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall no longer be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or

(f)            (i) Parent, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Parent, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Parent, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Parent, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent or the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                  (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan (other than any “prohibited transaction” for which a statutory or administrative exemption is available) that results in liability of the Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan, (v) the Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)                                 One or more final judgments or decrees for the payment of money shall be entered against Parent, the Borrower or any of its Restricted Subsidiaries involving for Parent, the Borrower and its Restricted Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $20,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent or the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders; provided that it shall not be an Event of Default under this clause (i) if, solely as a result of the occurrence of one or more of the events described in this clause (i), the Administrative Agent shall not hold a legal, valid and perfected security interest, with the priority required under the Security Documents, in Collateral with a fair market value not to exceed $7,500,000 in the aggregate; or

(j)                                    The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan

Party shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents); or

(k)                                 Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, (B) if such event is a Financial Covenant Event of Default, any or all of the following actions may be taken upon the direction of the Majority Facility Lenders under the Revolving Credit Facility: (i) the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate,  (ii) the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Loans and Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement in respect of the Revolving Credit Facility (including, without limitation, all amounts of LC Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents referred thereunder) to be due and payable forthwith, where upon the same shall immediately become due and payable, or (iii) the Administrative Agent shall, by notice to the Borrower, commence foreclosure actions with respect to the Collateral and (C) if such event is any other Event of Default or if the Majority Facility Lenders under the Revolving Credit Facility have delivered any direction pursuant to the preceding clause (B) at any time when a Financial Covenant Event of Default has occurred and is continuing, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations).  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the

Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

7.2                               Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 7.1, in the event that the Borrower fails to comply with the requirements of the Financial Covenant, during the period beginning on the first day following the applicable fiscal quarter (i.e., the last fiscal quarter in the period of non-compliance with the Financial Covenant) until the expiration of the 10th Business Day subsequent to the date the Compliance Certificate to be delivered pursuant to Section 5.2(b) is required to be delivered (the “Cure Date”), Parent shall have the right to use the cash proceeds of any equity contribution to Parent during such period (any such equity contribution to Parent to exercise the Cure Right pursuant to this Section, a “Cure Contribution”) or any issuance of Parent’s Capital Stock (other than Disqualified Capital Stock) during such period (any such Capital Stock issued by Parent to exercise the Cure Right pursuant to this Section, “Cure Securities”) to make an intercompany advance or common equity contribution to, or purchase of common equity of, the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Parent of such Cure Right and request to the Administrative Agent to effect such recalculation, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i)                                     Consolidated EBITDA shall be increased for such fiscal quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)                                  if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b)                                 Notwithstanding anything herein to the contrary (i) in each four-consecutive-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the Borrower to comply with the Financial Covenant, (iv) no Indebtedness repaid with the proceeds of Cure Securities shall be deemed repaid for the purposes of recalculating the Financial Covenant (other than Revolving Credit Loans for purposes of determining if the Financial Covenant is in effect) during the period in which the Cure Amount is included in the calculation of Consolidated EBITDA, and (v) except to the extent of any reduction in Indebtedness from such proceeds allowed by clause (iv), the proceeds of Cure Securities shall be disregarded for other purposes of this Agreement (including determining pricing, financial ratio-based conditions (subject to the terms of clause (iv) above) or basket amounts).

(c)                                  Upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th day subsequent to the date of required delivery of the related Compliance Certificate delivered pursuant to Section 5.2(b) to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall exercise the right to accelerate payment of the Loans or terminate or suspend the Commitments and neither the Administrative Agent nor any other Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the Borrower to comply with the requirements of the Financial Covenant for the applicable period.

SECTION 8.                            THE AGENTS

8.1                               Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into each Security Document, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2                               Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3                               Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4                               Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5                               Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6                               Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

8.7                               Indemnification.  The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by Parent or the Borrower and without limiting any obligation of Parent or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8                               Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9                               Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has been appointed as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10                        Co-Documentation Agents, Syndication Agent and Arranger.  None of the Co-Documentation Agents, the Syndication Agent and the Arranger shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9.                            MISCELLANEOUS

9.1                               Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to Parent or the Borrower, to it at:

General Nutrition Centers, Inc.

300 Sixth Avenue

Pittsburgh, PA 15222

Attention of Chief Legal Officer

Facsimile: (412) 338-8900

with copies (which shall not constitute notice) to:

Robert Vernon

McGuire Woods LLP

Bank of America Corporate Center

201 North Tryon Street, Suite 3000

Charlotte, NC  28202

Facsimile: (704) 353-6175

Telephone: (704) 373-8850

(ii)                                  if to the Administrative Agent, an Issuing Bank and/or Swingline Lender, to it at:

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

10 South Dearborn Street, Floor 7

Chicago, Illinois 60603

Attention: Leonida Mischke

Facsimile: 888-292-9533

Telephone: 312-385-7055

Email:  jpm.agency.servicing.1@jpmorgan.com
Chicago.LC.Agency.closing.team@jpmorgan.com (Letter of Credit Contact)

(iii)                               if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.2                               Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement or any other Loan Document nor any provision hereof or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a postponement of the scheduled date of expiration of any Commitment of any Lender), (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder, or release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole, in each case, without the written consent of each Lender directly and adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, each Issuing Bank or the Swingline Lender hereunder in a manner adverse to the Administrative Agent, each Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be.  Notwithstanding the foregoing, amendments, waivers and other modifications may be made to Sections 6.1 and 7.2 (and definitions to the extent relating to such Sections) (including, for the avoidance of doubt, the amendment, waiver, termination or other modification of a Financial Covenant Event of Default) with only the written consent of the Majority Facility Lenders under the Revolving Credit Facility (or by the Borrower and the Administrative Agent with the consent of the Majority Facility Lenders under the Revolving Credit Facility) (unless an Event of Default under Section 7.1(c) has occurred with respect to the Term Facilities as provided in Section 7.1(c), in which case this sentence shall cease to apply until such Event of Default with respect to the Term Facilities is no longer continuing).

(c)                                  Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the Borrower, in their sole discretion, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as such amendment, modification or supplement does not directly and adversely affect the rights or obligations of any Lender or Issuing Lender, and (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor.  Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d)                                 Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such First Lien Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by such First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement; provided further that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e)                                  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.24, Replacement Facility Amendments in accordance with Section 2.25 and Extension Amendments in accordance with Section 2.26 and Permitted Credit Agreement Refinancing Indebtedness Amendments, and such Incremental Facility Amendments, Replacement Facility Amendments, Extension Amendments and Permitted Credit Agreement

Refinancing Indebtedness Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.  In addition, the Borrower and the Administrative Agent may enter into amendments to this Agreement as contemplated by Section 2.4(b).

(f)                                   Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposure and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

(g)                                  Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

9.3                               Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of legal counsel for the Administrative Agent and the other Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of legal counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one outside legal counsel for all Indemnitees described in clauses (i), (ii) and (iii) above, taken as a whole, (y) in the case of any conflict of interest, one outside legal counsel for such affected Indemnitee or group of Indemnitees and (z) if necessary, one local or foreign legal counsel in each relevant jurisdiction.

(b)                                 The Borrower shall indemnify the Administrative Agent, each other Agent, each institution listed as an arranger, manager or co-manager on the cover page hereof, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (i) one outside legal counsel to the Administrative Agent and one outside legal counsel to the other Indemnitees taken as a whole, (ii) in the case of any conflict of interest, one outside legal counsel for the affected Lender or group of Lenders and (iii) if necessary, one local or foreign legal counsel in each relevant jurisdiction, which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (y) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith (including a material breach of its obligations under the Loan Documents) or willful misconduct of such Indemnitee or its Primary Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against the Administrative Agent (in its capacity as such) or the Arranger (in its capacity as such) by other Indemnitees, the Administrative Agent (in its capacity as such) or the Arranger (in its capacity as such) shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above) or (3) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b).  As used herein, the “Primary Related Parties” of an Indemnitee are its Affiliates with direct involvement in the negotiation and syndication of the Facilities under this Agreement and such Indemnitee’s and Affiliates’ respective directors, officers and employees.

(c)                                  To the extent permitted by applicable law, none of Parent, the Borrower nor any Indemnitee shall assert, and Parent, the Borrower and each Indemnitee hereby waives, any claim against Parent, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this

Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Parent and Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d)                                 All amounts due under this Section shall be payable not later than thirty days after written demand therefor.

9.4                               Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Purchasing Borrower Party or, if an Event of Default has occurred and is continuing under Section 7.1(a) or (f) (with respect to any Loan Party), any other Eligible Assignee; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date the Borrower acknowledges its receipt of notice of the proposed assignment;

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund; and

(C)                               an Issuing Bank, provided that no consent of an Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.1(a) or (f) (with respect to any Loan Party) has occurred and is continuing;

(B)                               each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)                                no such assignment shall be made to a natural person; and

(F)                                 any assignment of any Loans to a Purchasing Borrower Party shall be subject to the requirements of Section 9.4(g).

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of

Sections 2.18, 2.19, 2.20 and 9.3).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(c), 2.8(d) or (e), 2.9(b), 2.21(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that (1)

requires the consent of each Lender or each directly and adversely affected Lender and (2) directly and adversely affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.21(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.   The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.18, 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrower is notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless such Participant agrees, for the benefit of the Borrower, to comply (and actually complies) with Section 2.20(e) as though it were a Lender.

(iii)                               No participation may be sold to an Affiliated Lender unless such participation is subject to the applicable restrictions on assignments to Affiliated Lenders set forth in Section 9.4(g), which shall apply to such participations mutatis mutandis.  No participation may be sold to any Purchasing Borrower Party.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  [Reserved].

(f)                                   [Reserved].

(g)                                  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided that:

(i)                                     the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-2 hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(ii)                                  such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis;

(iii)                               any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv)                              immediately after giving effect to any such purchase, no Revolving Credit Loans or Swingline Loans shall be outstanding and no Specified Default shall exist;

(v)                                 gain from any such purchase shall not increase Consolidated EBITDA;

(vi)                              the applicable Purchasing Borrower Party shall in the relevant offer document delivered by it with respect to such Dutch Auction and at the time of consummation of any purchase of Term Loans pursuant thereto affirm the No MNPI Representation; and

(vii)                           the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

9.5                               Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6                               Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7                               Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8                               Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff.

9.9                               Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located or deemed located.

(c)                                  Each of the Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11                        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12                        Confidentiality.  (a)  Each of the Administrative Agent, the Co-Documentation Agents, the Syndication Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority claiming jurisdiction over it, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the applicable Agent, the Issuing Bank or such Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority claiming jurisdiction over it) unless such notification is prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) with the prior written consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Co-Documentation Agents, the Syndication Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates.  For the purposes of this Section, “Information” means all information received from Parent, the Borrower or any of their Affiliates relating to Parent or the Borrower or any of its Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Co-Documentation Agents, the Syndication Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)                                  ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL

INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13                        USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.14                        Release of Liens and Guarantees.  (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets, and, in the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary, the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including, without limitation, its Guarantee Obligations under the Guarantee and Collateral Agreement).  Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations and the termination or expiration of the Commitments, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents, and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including, without limitation, the Guarantee Obligations under the Guarantee and Collateral Agreement).

9.15                        No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.16                        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender and Issuing Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent, Lender or Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.17                        Amendment and Restatement.

(a)                                 This Agreement shall be deemed to be an amendment to and restatement of the Existing Credit Agreement and the Existing Credit Agreement as amended and restated hereby shall remain in full force and effect and is hereby ratified and confirmed in all respects.  All indebtedness, obligations, liabilities and liens created by the Existing Credit Agreement and the Loan Documents referred to therein owing to Lenders and other Secured Parties under this Agreement shall continue unimpaired and in full force and effect, as amended and described in this Agreement and the other Loan Documents.  All references to the Existing Credit Agreement in any other agreement or document shall, on and after the Closing Date, be deemed to refer to the Existing Credit Agreement as amended and restated hereby unless the context otherwise requires.  Each of the Parent and the Borrower agrees, acknowledges and affirms that (i) each of the Security Documents to which it is a party shall remain in full force and effect and shall constitute security for all extensions of credit pursuant to the Existing Credit Agreement as amended and restated hereby and (ii) any reference to the Existing Credit Agreement appearing in any such Security Document shall on and after the Closing Date be deemed to refer to the Existing Credit Agreement as amended and restated hereby.  The Tranche B Term Loan Facility under the Existing Credit Agreement shall be amended and restated as the Tranche B Term Loan Facility under this Agreement.  The Revolving Credit Facility under the Existing Credit Agreement shall be amended and restated as the Revolving Credit Facility under this Agreement.

(b)                                 On the Closing Date, each of the lenders party to the Existing Credit Agreement and not continuing as a Lender hereunder shall be deemed to have agreed that, upon its acceptance of the outstanding amounts owed to it under the Existing Credit Agreement on the Closing Date, such lender shall have consented to the amendment and restatement of the Existing Credit Agreement as provided herein and to the assignment of Existing Loans and other rights under the Existing Credit Agreement to the extent necessary to give effect to such amendment and restatement.

(c)                                  The Lenders hereby waive any requirements under the Existing Credit Agreement for notice of prepayment or minimum amounts of prepayments of Existing Loans (as defined in the Existing Credit Agreement) in respect of the repayments of the Existing Credit Agreement as required by Section 4.1(b).

(d)                                 The Lenders hereby confirm that all participations of the Lenders in respect of Letters of Credit and Swingline Loans outstanding hereunder shall be based upon the Revolving Credit Percentages of the Lenders (after giving effect to this Agreement).

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GNC CORPORATION

By:	/s/ Michael M. Nuzzo
Name: Michael M. Nuzzo
Title: Executive Vice President and Chief
Financial Officer

GENERAL NUTRITION CENTERS, INC.

By:	/s/ Michael M. Nuzzo
Name: Michael M. Nuzzo
Title: Executive Vice President and Chief
Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ James A. Knight
Name: James A. Knight
Title: Vice President

Annex A

PRICING GRID FOR REVOLVING CREDIT LOANS AND SWINGLINE LOANS

Consolidated Net Senior Secured Leverage Ratio	Applicable Margin Eurodollar Loans	Applicable Margin for ABR Loans
> 3.25 to 1.00	2.50%	1.50%
< 3.25 to 1.00	2.25%	1.25%

Changes in the Applicable Margin with respect to Revolving Credit Loans and Swingline Loans resulting from changes in the Consolidated Net Senior Secured Leverage Ratio shall become effective on each date (each, an “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 5.1(a) or 5.1(b) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the applicable time periods for delivery thereof specified in Sections 5.1(a) or 5.1(b), as the case may be, then, until such financial statements are delivered, the Consolidated Net Senior Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.25 to 1.00.  During the continuation of any Event of Default, the Applicable Margin will be 2.50% in the case of Eurodollar Loans and 1.50% in the case of ABR Loans, subject to Section 2.16(c). Each determination of the Consolidated Net Senior Secured Leverage Ratio pursuant to this Pricing Grid shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.  In the event that any financial statement or certificate delivered pursuant to Section 5.1 is shown to be, or is acknowledged in writing by the Borrower to be, inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than Obligations in respect of any Specified Hedge Agreements, Cash Management Obligations and contingent reimbursement and indemnification obligations, in each case, which are not due and payable), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall promptly following written notice from the Administrative Agent deliver to the Administrative Agent a correct certificate required by Section 5.1 for such Applicable Period and (ii) the Borrower shall promptly (and, in any event, within 10 days after such inaccuracy is discovered) pay to the Administrative Agent, for the benefit of the applicable Lenders, the accrued additional interest owing as a result of such higher Applicable Margin for such Applicable Period.  Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.16 or Section 7.